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Exhibit 2.2

STOCK PURCHASE AGREEMENT

by and between

CITYNET TELECOMMUNICATIONS, INC.

and

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.

April 7, 2003

i

2.22.	Employees: Labor Matters	22
2.23.	Customers, Distributors and Suppliers	22
2.24.	Unlawful or Undisclosed Payments	23
Section 3	REPRESENTATIONS AND WARRANTIES OF BUYER	23
3.1.	Organization of Buyer	23
3.2.	Authority of Buyer	23
3.3.	Title to Fiber Ring Assets; Sufficiency of Assets	24
3.4.	Intellectual Property	25
3.5.	No Fraudulent Transfer	25
3.6.	Contracts	25
3.7.	Litigation	25
3.8.	Compliance with Laws	25
3.9.	Finder's Fee	26
3.10.	Permits	26
3.11.	Customers	26
3.12.	No Condemnation	26
3.13.	Environmental Matters	26
3.14.	Investment Intention; Experience	27
3.15.	Accredited Investor Status	27
Section 4	COVENANTS OF THE COMPANY	28
4.1.	Conduct of Business	28
4.2.	Satisfaction of Conditions; Receipt of Necessary Approvals	28
4.3.	Notice of Default	29
4.4.	Cooperation of the Company	29
4.5.	No Solicitation; Other Offers	29
4.6.	Certain Filings	31
4.7.	Confidentiality	31
4.8.	Maintenance of Listing	32
Section 5	COVENANTS OF BUYER	32
5.1.	Maintenance of Fiber Ring Assets and Assumed Liabilities	32

5.2.	Satisfaction of Conditions; Receipt of Necessary Approvals	32
5.3.	Notice of Default; Update	33
5.4.	Cooperation of Buyer	33
5.5.	Certain Filings	33
5.6.	Confidentiality	33
Section 6	MUTUAL COVENANTS OF THE PARTIES	34
6.1.	Cooperative Efforts	34
6.2.	Employees; Continuation of Benefits	34
Section 7	CONDITIONS	35
7.1.	Conditions to the Obligations of Each Party	35
7.2.	Conditions to the Obligations of Buyer	36
7.3.	Conditions to Obligations of the Company	38
Section 8	TERMINATION OF AGREEMENT	39
8.1.	Termination	39
8.2.	Effect of Termination	41
Section 9	SURVIVAL	41
9.1.	Survival of Representations, Warranties Etc	41
Section 10	INDEMNIFICATION	41
10.1.	Indemnification by the Company	41
10.2.	Limitations on Indemnification by the Company	42
10.3.	Indemnification by Buyer	43
10.4.	Limitation on Indemnification by Buyer	43
10.5.	Notice; Defense of Claims	44
Section 11	MISCELLANEOUS	45
11.1.	Knowledge	45
11.2.	Fees and Expenses	45
11.3.	Governing Law	45
11.4.	Notices	45
11.5.	Further Assurances	46
11.6.	Entire Agreement	46

11.7.	Assignability, Binding Effect	46
11.8.	Captions and Gender	46
11.9.	Execution in Counterparts	46
11.10.	Amendments	46
11.11.	Publicity and Disclosures	47
11.12.	Consent to Jurisdiction; Waiver of Jury Trial	47
11.13.	Specific Performance	47

EXHIBITS

Exhibit	Title
Exhibit A	Assumed Liabilities
Exhibit B	Description of Fiber Ring Assets
Exhibit C	Term Sheet for Maintenance Agreement
Exhibit D	Registration Rights Agreement
Exhibit E	Stockholders' Agreement
Exhibit F	Shefsky & Froelich Legal Opinion
Exhibit G	McDermott, Will & Emery Legal Opinion

SCHEDULES

Schedule	Title
Schedule 1.3	Reimbursements Payable at Closing
Schedule 2.2	Capital Stock of the Company; Beneficial Ownership
Schedule 2.3	Subsidiaries
Schedule 2.4	Authority of the Company
Schedule 2.5(d)	Minimum Revenue Contracts
Schedule 2.6	Absence of Certain Changes or Events
Schedule 2.7(a)	Real Property
Schedule 2.7(b)	Personal Property
Schedule 2.8	Taxes
Schedule 2.9	Certain Loans
Schedule 2.11	Intellectual Property
Schedule 2.12	Contracts
Schedule 2.13	Litigation
Schedule 2.14	Compliance with Laws
Schedule 2.15	Insurance
Schedule 2.16	Warranty or Other Claims
Schedule 2.19	Transaction with Interested Persons
Schedule 2.20	Employee Benefit Programs
Schedule 2.21	Environmental Matters
Schedule 2.23	Customers, Distributors and Suppliers
Schedule 3.1	Organization of Buyer
Schedule 3.2	Authority of Buyer
Schedule 3.6	Contracts
Schedule 3.7	Litigation
Schedule 3.11	Customers

v

STOCK PURCHASE AGREEMENT

        AGREEMENT entered into as of April 7, 2003 by and between CityNet Telecommunications, Inc., a Delaware corporation ("Buyer"), and Universal Access Global Holdings Inc., a Delaware corporation (the "Company").

WITNESSETH

        WHEREAS, certain Subsidiaries (as defined below) of the Company are independent providers of network infrastructure services that facilitate the interconnection of communications networks between disparate and competing service providers and facilitate the process by which users of communications circuits obtain circuits dedicated for their specific use from multiple vendors;

        WHEREAS, Buyer desires to sell the Fiber Ring Assets (as defined below) to the Company in exchange for Shares (as defined below) and the Company desires to buy the Fiber Ring Assets;

        WHEREAS, the Company desires to issue and sell the Shares (as defined below) to Buyer, and Buyer desires to acquire the Shares; and

        WHEREAS, simultaneously herewith, Buyer and certain stockholders of the Company are entering into agreements regarding such stockholders' undertaking to vote in favor, and to take certain other actions in furtherance, of the Transactions (as defined below).

        NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

        SECTION 1    SALE OF SHARES AND FIBER RING ASSETS AND PURCHASE PRICE.

          1.1.    Company Approval; Proxy Statement.    The Company hereby approves of and consents to the sale of the Shares to Buyer in exchange for the purchase price set forth in Section 1.4 and represents that the Board of Directors of the Company, at a meeting duly called and held, has (i) unanimously approved this Agreement and other Transaction Documents (as defined below) and each of the transactions contemplated hereby and thereby, including, without limitation, the sale of the Shares to Buyer (collectively, the "Transactions"), (ii) unanimously determined that as of the date hereof the Transactions are fair to and in the best interests of the Company's stockholders and (iii) unanimously resolved to recommend that the stockholders of the Company approve the Transactions; provided, however, that such recommendation may be withdrawn, modified or amended if, in the opinion of a majority of the disinterested members of the Board of Directors of the Company, after receipt of a written opinion from its outside legal counsel, such recommendation could reasonably be deemed inconsistent with its fiduciary duties to the Company's stockholders under applicable law. The Company hereby consents to the inclusion in the Proxy Statement (as defined below) of the recommendation of the Board of Directors described above.

          1.2.    Stockholders' Meeting.

            (a)  As soon as practicable (and, in any event, within 90 days or, in the case of the applicable portion of clause (ii) below only, within 20 days) following the date hereof, the Company shall, in accordance with applicable law:

                (i)  duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") for the purpose of considering and taking action upon this Agreement and approving the Transactions;

              (ii)  prepare, and file (within 20 days following the date hereof) with the Securities and Exchange Commission (the "SEC") a preliminary proxy statement related to the approval of the Transactions, obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below), notify Buyer of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the preliminary proxy statement or the Transactions and, after consultation with Buyer, respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and obtain the necessary stockholder approval of this Agreement and the Transactions; and

              (iii)  subject to the fiduciary obligations of the Board of Directors under applicable law as determined by the Board of Directors after consultation with its legal counsel, include in the Proxy Statement the recommendation of the Board that the stockholders of the Company vote in favor of approval of the Transactions and the adoption of this Agreement.

            (b)  Buyer agrees that it will provide the Company with the information concerning Buyer, its business, Fiber Ring Assets (as defined below) and Assumed Liabilities (as defined below) and other information reasonably requested by the Company that is required to be included in the Proxy Statement and other filings with the SEC that contain disclosure regarding the Transactions (the "Buyer Filing Information") or in other documents required to be delivered to the Company's stockholders.

            (c)  If at any time prior to the Closing (as defined below), any event with respect to the Company or any Subsidiary should occur which is required to be described in a supplement to the Proxy Statement, such event shall be so described, and the

    Company shall promptly file such supplement with the SEC and, as required by law, disseminate the same to the stockholders of the Company. With respect to the information relating to the Company, the Proxy Statement will comply as to form and substance in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and other applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company further agrees promptly to correct any information in the Proxy Statement if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws.

          1.3.    Issuance and Sale of Shares and Other Consideration.

            (a)  At the Closing (as defined below), subject to the fulfillment or waiver of the conditions of this Agreement, the Company shall issue to Buyer such number of authorized but unissued shares (the "Shares") of Common Stock, par value $0.01 per share, of the Company (the "Common Stock") or such other number of shares as shall at the Closing represent 55% of the outstanding Common Stock on a fully diluted basis (including the Shares, the shares of Common Stock issuable to Broadmark Capital, LLC ("Broadmark") upon Broadmark's exercise of warrants issued to Broadmark by the Company pursuant to the Financial Advisory/Investment Banking Agreement referred to in Section 2.17, the exercise or conversion of all other then outstanding Rights (as defined below) to purchase Common Stock and the issuance pursuant to all other outstanding obligations of the Company to issue Common Stock).

            (b)  At the Closing, subject to the fulfillment or waiver of the conditions of this Agreement, the Company shall assume all of Buyer's obligations in respect of those liabilities set forth in Exhibit A hereto and those contracts, agreements and other obligations of Buyer related to the Fiber Ring Assets set forth in Exhibit B hereto except to the extent such liabilities and obligations, but for an uncured and unwaived breach or default by Buyer, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent such liabilities and obligations arise out of any such uncured and unwaived breach or default (collectively, the "Assumed Liabilities"). The Company shall not assume any liabilities of Buyer or its affiliates or subsidiaries, whether or not presently known or hereafter arising, whether or not fixed, contingent or otherwise, including, without limitation, any contracts, employee benefits or other employee-related liabilities, except for the Assumed Liabilities (collectively, the "Excluded Liabilities"). The Company will, at the Closing, reimburse Buyer for the amount of all security and other deposits, and the amount of all funds held in escrow by the obligees of, or otherwise in connection with, the Assumed Liabilities, each of which is set forth in Schedule 1.3.

          1.4.    Purchase Price.    (a) In consideration of the issuance by the Company to Buyer of the Shares and assumption of the Assumed Liabilities, and in reliance upon the representations and warranties of the Company contained herein and in the other Transaction Documents (as defined below), and subject to the satisfaction of all of the conditions contained herein, Buyer agrees that at the Closing it will (a) pay to the Company $16,000,000 by wire transfer of immediately available funds and (b) transfer to the Company all of Buyer's right, title and interest in (i) the tangible assets comprising its fiber optic telecommunications rings in Albuquerque, New Mexico and Indianapolis, Indiana and (ii) its rights under contracts and other agreements with customers related to such rings, including but not limited to the assets set forth in Exhibit B hereto, but excluding the Buyer Intellectual Property (as defined below) and the Maintenance Assets (as defined below) (the "Fiber Ring Assets").

            (b)  The Company and the Buyer agree that, as between themselves, the value of the Fiber Ring Assets shall be $700,000 (the "Fiber Ring Value"). Neither the Company nor Buyer shall take any position, for tax purposes or otherwise inconsistent with this valuation.

          1.5.    Time and Place of Closing.    The closing of the purchase and sale provided for in this Agreement (herein called the "Closing") shall be held at the offices of McDermott, Will & Emery at 50 Rockefeller Plaza, New York, NY 10020 as soon as practicable following satisfaction or waiver of the conditions set forth in Section 7 (such date and time, the "Closing Date").

          1.6.    Transfer Taxes.    All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions (including, without limitation, the sale and issuance of the Shares to Buyer and the sale and transfer of the Fiber Ring Assets to the Company) shall be borne and paid by the Company, and the Company shall promptly reimburse the Buyer for any such tax, fee, charge, penalty or interest that the Buyer is required to pay under applicable law.

        SECTION 2    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        As a material inducement to Buyer to enter into this Agreement and consummate the Transactions, except as expressly disclosed in (i) the Draft Form 10-K (as defined below), and (ii) the Schedules referred to herein, the Company hereby makes the representations and warranties in this Section 2. Subject to the rights of Buyer under Section 8 hereof, the Company may amend any Schedule to this Agreement after the execution of this Agreement, but prior to the Closing, to reflect updated information, events, agreements, transactions, circumstances, developments and occurrences. Subject to the rights of Buyer under Section 8 hereof, any amendment permitted above will be deemed to have amended the Schedule, to have qualified the representations and warranties of the Company to which the Schedule relates and to have cured any misrepresentation or breach of warranty by the Company that otherwise might have existed hereunder or thereunder prior to the amendment.

          2.1.    Organization and Qualifications of the Company.    The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of the Company's Certificate of Incorporation, as amended to date, certified by the Delaware Secretary of State, and of the Company's By-laws, as amended to date, certified by the Company's Secretary, and heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. The Company is not in violation of any term of its Certificate of Incorporation or By-laws. The Company is duly qualified to do business as a foreign corporation in each jurisdiction in which it is required to be licensed or qualified to conduct its business or own its property except to the extent that the Company's failure to be so licensed or qualified could not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise) or future prospects of the business currently being conducted by the Company and its Subsidiaries, taken as a whole, other than any effect (a) relating to or arising out of an event, matter, occurrence or action (i) affecting the United States or global economy generally; (ii) primarily caused by or related to the announcement or pendency of the Transactions or (iii) resulting from actions taken by the Company or a Subsidiary at the request of Buyer; or (b) arising solely from the decline in the price of the Company's stock (a "Material Adverse Effect").

          2.2.    Capital Stock of the Company; Beneficial Ownership.    As of the date hereof, the authorized capital stock of the Company consists of (i) 1,000,000,000 shares of Common Stock, of which 99,112,549 shares are duly and validly issued, outstanding, fully paid and non-assessable, and (ii) 20,000,000 shares of Preferred Stock, of which no shares have been issued but shares are issuable pursuant to the Company's Preferred Stock Rights Agreement dated July 31, 2000. Except as set forth in Schedule 2.2, and other than options to purchase up to 12,237,079 shares of Common Stock held by current or former employees, directors and consultants of the Company and the Subsidiaries as described in the Company SEC Reports (as defined below), there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company (collectively "Rights"). None of the Company's capital stock has been issued in violation of any federal or state law or the rights of any individual, corporation, partnership, limited liability company, association, trust or any other entity or organization of any kind or character, including a governmental department, authority or agency or subdivision thereof (any of the foregoing, a "Person"). Except as set forth in Schedule 2.2 or as contemplated by this Agreement and the Transactions, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Common Stock to which the Company is a party, or, to the Company's knowledge, among any other Persons.

          2.3.    Subsidiaries.    Except as set forth in Schedule 2.3, the Company does not, directly or indirectly, control whether through the ownership of voting securities, by contract or otherwise any corporation, limited liability company, partnership, joint venture or other entity (collectively, the "Subsidiaries" or individually, a "Subsidiary") or have any Investment. As used herein, the term "Investment" shall mean (A) any direct or indirect purchase or other acquisition or ownership by a Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (B) any capital contribution by such Person to any other Person.

          Except as set forth in Schedule 2.3, each Subsidiary is a duly organized, validly existing corporation in good standing under the laws of the state of its incorporation with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted.

          Except as set forth in Schedule 2.3, all of the outstanding shares of capital stock and other equity interests of each Subsidiary are owned beneficially and of record by the Company free of any lien, restriction or encumbrance and said shares have been duly and validly issued and are outstanding, fully paid and non-assessable. The copies of each Subsidiary's Certificate of Incorporation (or similar governing instrument), as amended to date, certified by the Secretary of State of the jurisdiction in which such Subsidiary is organized and of each Subsidiary's By-laws, as amended to date, certified by the Company's and such Subsidiary's Secretary, and heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. No Subsidiary is in violation of any term of its Certificate of Incorporation (or similar governing instrument) or By-laws. Each Subsidiary is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is required except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and no Subsidiary is required to be licensed or qualified to conduct its business or own its property in any other jurisdiction.

          Except as set forth in Schedule 2.3, there are no outstanding warrants, options or other rights to purchase or acquire any of the shares of capital stock of any Subsidiary, or any outstanding securities convertible into such shares or outstanding warrants, options or other rights to acquire any such convertible securities.

          2.4.    Authority of the Company.    The Company has full right, authority and power to enter into this Agreement and each other agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement or in connection with the Transactions including, without limitation, the Stockholders' Agreement (as defined below), the Registration Rights Agreement (as defined below) and the Maintenance Agreement (as defined below) (collectively the "Transaction Documents"), and, subject only to obtaining approval of the holders of a majority of the outstanding Common Stock, to carry out the Transactions. The execution, delivery and performance by the Company of this Agreement and each such other Transaction Document and the consummation of the Transactions have been duly authorized by all necessary action of the Company and no other action on the part of the Company (other than the stockholder approval referred to above) is required in connection therewith.

            (a)  This Agreement has been duly and validly executed and delivered by the Company. This Agreement and each other Transaction Document constitutes, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their respective terms. Except as set forth in Schedule 2.4, the execution, delivery and performance by the Company of this Agreement and each other Transaction Document and the consummation of the Transactions:

                (i)  do not and will not violate any provision of the Certificate of Incorporation or By-laws of the Company;

              (ii)  do not and will not violate any laws of the United States, or any state or other jurisdiction applicable to the Company, or require the Company to obtain any approval, consent or waiver of, or make any filing with, any Person (governmental or otherwise); and

              (iii)  do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company's assets or the Shares.

            (b)  The Board of Directors of the Company has approved this Agreement and the Transactions for all purposes under Section 203 of the Delaware General Corporation Law (the "DGCL"), and the Company has heretofore furnished to Buyer a true and correct copy of resolutions duly adopted by the unanimous vote of the Board on April 6, 2003 and the resolutions are in full force and effect on the date hereof. Such action is the only action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or any of the Transactions.

            (c)  The Board of Directors of the Company has amended the Company's Preferred Stock Rights Agreement dated July 31, 2000 such that Buyer, as a result of the Transactions, cannot become an "Acquiring Person" as defined therein.

            (d)  The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class of the Company's capital stock necessary to approve this Agreement and the Transactions.

          2.5.    SEC Reports; Financial Statements; Liabilities.

            (a)  The Company and the Subsidiaries have filed all reports required to be filed by any of them with the SEC pursuant to the U.S. federal securities laws and the SEC rules and regulations thereunder (collectively, the "Company SEC

    Reports"), all of which as of their respective dates complied in form and substance in all material respects with applicable requirements of the Exchange Act. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b)  The consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports comply in form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a basis consistent with prior periods (except as otherwise noted therein and except that unaudited financial information may not contain all footnotes required by GAAP), and present fairly the financial position of the Company and the Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

            (c)  The Company has delivered to Buyer a draft of the Company's Form 10-K for the year ended December 31, 2002 (the "Draft Form 10-K") which includes, among other things, the consolidated balance sheets for the Company and its Subsidiaries as of December 31, 2002 and consolidated statements of cash flows, operations and changes in stockholders' equity of the Company and its Subsidiaries for the year ended December 31, 2002 (the consolidated balance sheet included in the Draft Form 10-K shall be the "Balance Sheet"). The Draft Form 10-K delivered to Buyer will not materially differ from the Company's Form 10-K for the year ended December 31, 2002 filed with the SEC. Except as set forth in the Company SEC Reports and the Draft Form 10-K, and except for liabilities and obligations incurred since the date of the Company SEC Reports and the Draft Form 10-K, in the ordinary and usual course of business consistent with past practice, neither the Company nor any Subsidiary has any material liabilities or obligations of any nature whether accrued, absolute, contingent or otherwise, including without limitation, liabilities as a guarantor or otherwise with respect to obligations of other Persons, liabilities for Taxes due or then accrued or to become due, or contingent or potential liabilities relating to activities of the Company or any Subsidiary or the conduct of their business prior to December 31, 2002 (regardless of whether claims in respect thereof had been asserted as of such date), required by GAAP to be set forth on a consolidated balance sheet of the Company and the Subsidiaries or in the notes thereto.

            (d)  Each contract of the Company or any Subsidiary with telecommunications providers requiring the Company or any Subsidiary to make a minimum revenue commitment regardless of its use or purchase of products or services (each a "Minimum Revenue Contract") is set forth in Schedule 2.5(d).

          2.6.    Absence of Certain Changes or Events.    Except as set forth in Schedule 2.6, since December 31, 2002, (i) the business of the Company and the Subsidiaries has been carried on only in the ordinary and usual course, and (ii) there has not occurred any change, effect, occurrence or action which has resulted or would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, provided, however, that any change, effect, occurrence or action relating to or arising from any item set forth in Schedule 2.6 shall not constitute, give rise to or be considered to be a Material Adverse Effect. Except as set forth in the Company SEC Reports, Draft Form 10-K or in Schedule 2.6, between December 31, 2002 and the date hereof, there has not been:

            (a)  any circumstance or event that, by itself or in conjunction with all other circumstances or events, whether or not arising in the ordinary and usual course of business, has had or would reasonably be expected to have a Material Adverse Effect;

            (b)  any contingent liability incurred by the Company or any Subsidiary as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company or any Subsidiary;

            (c)  any mortgage, encumbrance or lien placed on any of the properties of the Company or any Subsidiary;

            (d)  any issuance by the Company or any Subsidiary of any capital stock or other security or other right convertible into, or exercisable or exchangeable for, capital stock;

            (e)  any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company or any Subsidiary other than in the ordinary and usual course of business;

            (f)    any damage, destruction or loss, whether or not covered by insurance, affecting the properties, assets or business of the Company or any Subsidiary which has, had or would reasonably be likely to have a Material Adverse Effect;

            (g)  any declaration, setting aside or payment of any dividend by the Company or any Subsidiary, or the making of any other distribution in respect of its capital stock, or any direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of its own capital stock;

            (h)  other than in the ordinary and usual course of business (i) any labor trouble or claim of unfair labor practices involving the Company or any Subsidiary, (ii) any change in the compensation payable or to become payable by the Company or any Subsidiary to any of its officers, employees, agents or independent contractors, or (iii) any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

            (i)    any adverse change with respect to the employment of ***;

            (j)    any payment or discharge of a material lien or liability of the Company or any Subsidiary which was not shown on the Balance Sheet or incurred in the ordinary and usual course of business thereafter;

            (k)  any obligation or liability incurred by the Company or any Subsidiary to any of its officers, directors, stockholders or employees, or any loans or advances made by the Company or any Subsidiary to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees;

            (l)    any change in the outside auditors or the accounting methods or practices, credit practices or collection policies used by the Company or any Subsidiary;

            (m)  any other transaction entered into by the Company or any Subsidiary which has or would reasonably be likely to have a Material Adverse Effect; or

            (n)  any agreement or understanding whether in writing or otherwise, for the Company or any Subsidiary to take any of the actions specified in paragraphs (a) through (m) above other than this Agreement and the Transaction Documents.

          2.7.    Real and Personal Property.

            (a)    Real Property.    Neither the Company nor any Subsidiary, nor any of their respective successors owns, or has in the past owned, any real property. All real property leased by the Company or any Subsidiary is set forth in Schedule 2.7(a) (the "Real Property").

              (i)    Status of Leases.    All leases of Real Property are set forth in Schedule 2.7(a), and true and complete copies thereof have been delivered to Buyer. Each of the leases has been duly authorized and executed by the parties and is in full force and effect. Neither the Company nor any Subsidiary is in default under any of the leases, nor, to the Company's knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default. To the Company's knowledge, no other party to any of the leases is in default under any of the leases and there is no event which, with notice or the passage of time, or both, would give rise to such a default.

              (ii)    Quiet Enjoyment.    The Company has the right to quiet enjoyment of the Real Property for the full term of its lease (and any renewal option related thereto) and the leasehold interest of the Company in the Real Property is not subject or subordinate to any lien (or if subordinate, a non-disturbance agreement has been obtained by the Company from the holder of the lien). Neither the whole nor any part of the Real Property is subject to any pending suit for condemnation or other taking by any public authority or any other matter materially or adversely affecting the current use, occupancy or value thereof and, to the knowledge of the Company, no such condemnation, taking or other matter is currently threatened or contemplated.

              (iii)    Consents.    Except as set forth in Schedule 2.7(a), no consent or approval is required with respect to the Transactions from the other parties to any lease of the Real Property. No consent or approval from, and no filing with, any governmental or regulatory authority is required with respect to the Real Property in connection with the Transactions.

              (iv)    Condition of Real Property.    Except as set forth in Schedule 2.7(a), the Real Property is sufficient for the Company to conduct its operations as currently conducted and as contemplated by the Plan (as defined below). There has not been any interruption of the operations of the Company due to inadequate maintenance of the Real Property.

            (b)    Personal Property.    Except as specifically set forth in Schedule 2.7(b), the Company and each Subsidiary has good and marketable title to all of its personal property, and such personal property, together with the Real Property and the Company's Intellectual Property (as defined below), constitutes all of the assets necessary to conduct the business of the Company and the Subsidiaries as presently conducted and as contemplated by the Plan. None of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge except as specifically set forth in Schedule 2.7(b). Except as otherwise set forth in Schedule 2.7(b) hereto, all leasehold improvements, furnishings, machinery and equipment of the Company and each Subsidiary are in good repair and good working order.

          2.8.    Taxes.

            (a)  The Company and each Subsidiary has filed all Tax Returns (as defined below) that it was required to file under applicable laws and regulations. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Each of the Company and its Subsidiaries: (i) has paid (or, in the case of amounts becoming due after the date hereof and prior to the Closing, will have paid prior to the Closing) all Taxes due or claimed to be due by any taxing authority in connection with any of the Tax Returns; or (ii) have established (or, in the case of amounts becoming due after the date hereof, and prior to the Closing, will have established) in the Balance Sheet adequate reserves (in conformity with GAAP consistently applied) for the payment of such Taxes. The amounts set up as reserves for Taxes on the Balance Sheet are sufficient for the payment of all unpaid Taxes, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period and for which the Seller or any Subsidiary may be liable. Except as set forth in Schedule 2.8, neither the Company nor any Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company or any

    Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens or other security interests for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary.

            (b)  The defined term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. The defined term "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

            (c)  The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (d)  To the Company's knowledge, neither the Company nor any Subsidiary expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except as set forth in Schedule 2.8, no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or a Subsidiary has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any Subsidiary. The Company has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary filed on or after, or received since, December 31, 1999. Set forth in Schedule 2.8 is a list of all federal, state, local and foreign income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable period ended on or after December 31, 1999, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

            (e)  Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (f)    Neither the Company nor any Subsidiary has filed a consent under Section 341(f) of the Code concerning collapsible corporations. Neither the

    Company nor any Subsidiary is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any similar provision of state, local, or foreign law). Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither the Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company and the Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

            (g)  Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local, or foreign law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

            (h)  Neither the Company nor any Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in while or in part by Section 355 or 361 of the Code.

            (i)    Except as set forth in Schedule 2.8, there will be no sales, transfer or other Taxes (other than Taxes on the income of the parties hereto) due or payable on or in respect of the issuance and sale of the Shares to Buyer or the sale and transfer of the Fiber Ring Assets to the Company.

          2.9.    Certain Loans.    Neither the Company nor any Subsidiary has any accounts or loans receivable from any Person which is affiliated with the Company or any Subsidiary or from any director or officer or, other than in the ordinary and usual course of business, any employee of the Company or any Subsidiary, except as set forth in Schedule 2.9.

          2.10.    Inventories.    Neither the Company nor any Subsidiary maintains any inventory for resale in the ordinary and usual course of business.

          2.11.    Intellectual Property.

            (a)  Except as set forth in Schedule 2.11, the Company and each Subsidiary owns or has the right to use all patent, copyright, trade secret, trademark or other proprietary rights (collectively, "Intellectual Property") used in the business of the Company or such Subsidiary as presently conducted or as proposed to be conducted. Except for the pending federal intent-to-use trademark applications set forth in Schedule 2.11, all of the rights of the Company and each Subsidiary in its owned Intellectual Property are freely transferable. There are no claims or demands of any other person pertaining to its use or ownership of the Intellectual Property and no proceedings have been instituted, or are pending or, to the Company's knowledge, threatened, which challenge the rights of the Company or any Subsidiary in respect thereof, except as set forth in Schedule 2.11. The Company and each Subsidiary has the right to use, in accordance with the terms of any applicable agreement, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information (including, without limitation, the data comprising the Company's so-called "UIX Database") required for or incident to its products or its business as presently conducted or as proposed to be conducted.

            (b)  All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are owned by or licensed to the Company or any Subsidiary or used or to be used by the Company or any Subsidiary in their businesses as presently conducted or as proposed to be conducted are set forth in Schedule 2.11. The patents, patent applications, trademark registrations, trademark applications and registered copyrights set forth in Schedule 2.11 and owned by the Company or any Subsidiary have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as set forth in Schedule 2.11, and, except as set forth in Schedule 2.11, have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such jurisdiction.

            (c)  All licenses or other agreements (other than standard "shrink wrap" or similar licenses for widely disseminated, commercially available software) under which the Company or any Subsidiary is granted rights in Intellectual Property and are, individually or in the aggregate, material to the business are set forth in Schedule 2.11. All said licenses or other agreements are in full force and effect and will not be affected by reason or consummation of the Transactions, and to the Company's knowledge, there is no material default by any party thereto. To the Company's knowledge, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

            (d)  All licenses or other agreements under which the Company or any Subsidiary has granted rights to others in Intellectual Property owned or licensed by the Company or such Subsidiary (other than the Company's standard license agreement for use of its Lattis database software ("Lattis Licenses") and its pricing and ordering applications) are set forth in Schedule 2.11. All of said licenses, including, without limitation, Lattis Licenses, or other agreements are in full force and effect and will not be affected by reason of the consummation of the Transactions, and, to the Company's knowledge, there is no material default by any party thereto. True and complete copies of all such licenses or other agreements (other than Lattis Licenses and the licenses associated with its pricing and ordering applications), and any amendments thereto, have been provided to Buyer.

            (e)  The Company and each Subsidiary have taken all steps required in accordance with sound business practice to establish and preserve their ownership of all Intellectual Property rights with respect to their products, services and technology. The Company and each Subsidiary have required all professional and technical employees having access to valuable non-public information of the Company and such Subsidiary, to execute agreements under which such employees are required to convey to the Company or such Subsidiary ownership of all inventions and developments conceived or created by them in the course of their employment and to maintain the confidentiality of all such information of the Company and the Subsidiaries. Neither the Company nor any Subsidiary has made any such information available to any person other than employees of the Company and the Subsidiaries except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. The Company has no knowledge of any infringement by others of any Intellectual Property rights of the Company or any Subsidiary.

            (f)    To the Company's knowledge, the present business, activities and products of the Company and the Subsidiaries do not infringe any Intellectual Property of any other person. No proceeding charging the Company or any Subsidiary with infringement of any adversely held Intellectual Property has been filed or is threatened to be filed. To the Company's knowledge, there exists no unexpired patent or published patent application which includes claims that would be infringed by or otherwise adversely affect the products, activities or business of the Company or any Subsidiary. To the Company's knowledge, neither the Company nor any Subsidiary is making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of the Company or any Subsidiary. Except as set forth in Schedule 2.11, neither the Company or any Subsidiary nor, to the knowledge of the Company, any of their employees have any agreements or arrangements with any persons other than the Company or the Subsidiaries related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in the business conducted by the Company. The activities of their employees on behalf of the Company or any Subsidiary do not violate any such agreements or arrangements known to the Company.

          2.12.    Contracts.    Except for contracts, commitments, plans, agreements, instruments and licenses explicitly described in the Company SEC Reports (true and complete copies of which are included as exhibits to the Company SEC Reports or have been delivered to Buyer), or as set forth in Schedule 2.12 and specifically excluding individual circuit orders, neither the Company nor any Subsidiary is a party to or subject to:

            (a)  any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like other than those plans or contracts set forth in Schedule 2.12, or any contract or agreement with any labor union;

            (b)  any employment contract or contract for services which requires the payment of more than $100,000 annually (or which are not otherwise in the aggregate for all such contracts or agreements, material to the Company) or which is not terminable within 30 days by the Company or a Subsidiary without liability for any penalty or severance payment;

            (c)  any Employee Program (as defined below);

            (d)  any contract or agreement for the purchase of telecommunications capacity ("Capacity Contracts") except those Capacity Contracts in the ordinary and usual course requiring the payment of less than $400,000 per year, or $7,000,000 per year in the aggregate for all Capacity Contracts;

            (e)  any (i) contract or agreement for the purchase of any commodity, material or equipment other than Capacity Contracts or (ii) purchase orders requiring the payment of more than $155,000 per year or which, in the aggregate with all other such contracts, agreements and purchase orders, is material to the Company;

            (f)    any other contract or agreement (other than Capacity Contracts) which is not otherwise disclosed elsewhere under this Agreement or which by its terms does not terminate or is not terminable without penalty by the Company or the Subsidiary party thereto or their successors within one year after the date hereof that (i) creates obligations of the Company or any Subsidiary in excess of $155,000 per year or (ii) in the aggregate with all other such contracts or agreements, is material to the Company;

            (g)  any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

            (h)  any contract or agreement for the sale or lease of the Company's or Subsidiary's products not made in the ordinary and usual course of business;

            (i)    any contract with any sales agent or distributor of products of the Company or any Subsidiary;

            (j)    other than in the ordinary and usual course of business, any contract containing covenants limiting the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or to disclose information about any party other than the Company or a Subsidiary (a "Non-Disclosure Agreement");

            (k)  any contract or agreement for the purchase of any fixed asset, whether or not such purchase is in the ordinary and usual course of business, for a price (i) in excess of $155,000 per year or (ii) which, in the aggregate with all other such contracts or agreements, is material to the Company;

            (l)    any license agreement (as licensor or licensee) other than (i) those license agreements set forth in Schedule 2.11; (ii) those licenses granted pursuant to Universal Transport Exchange contracts or similar collocation contracts including but not limited to "meet me room" contracts; (iii) standard "shrink wrap" or similar licenses for widely disseminated, commercially available software; and (iv) those licenses for the Company's or any Subsidiary's commercially available pricing or ordering applications.

            (m)  any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment, in each case, for the borrowing of money;

            (n)  any contract or agreement with any officer, director or stockholder or, other than in the ordinary and usual course of business, any employee of the Company or any Subsidiary or with any persons or organizations controlled by or affiliated with any of them; or

            (o)  any contract, agreement or other instrument, pursuant to which any consent or waiver is required of any Person in connection with the Transactions, or under which the Transactions would constitute a change of control granting the other party to the contract, agreement or other instrument the right to exercise a remedy or take any action which is or would reasonably be likely to have a Material Adverse Effect.

        Neither the Company nor any Subsidiary is in default under any such contracts, commitments, plans, agreements or licenses set forth in Schedule 2.12 or has any knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default and neither the Company, nor any Subsidiary has ever been in breach or violation of any Non-Disclosure Agreement with any telecommunication carrier, other than such breaches or violations as have been cured or otherwise waived by the carrier counterparty thereto and the Company and the Subsidiaries released from liability for such breaches and other violations.

          2.13.    Litigation.    Set forth in Schedule 2.13 are all currently pending litigation and governmental or administrative proceedings or investigations to which the Company or any Subsidiary is a party. Except for matters set forth in Schedule 2.13, there is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any Subsidiary or their affiliates which may have a Material Adverse Effect or which would prevent or hinder the consummation of the Transactions. With respect to each matter set forth therein, Schedule 2.13 or the Company SEC Reports set forth a description of the matter, the forum (if any) in which it is being conducted, the parties thereto and the type and amount of relief sought.

          2.14.    Compliance with Laws.    Except as set forth in the Company SEC Reports or in Schedule 2.14, the Company and each Subsidiary is in compliance in all material respects with all applicable statutes, ordinances, orders, judgments, decrees, rules and regulations promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to the Company or any Subsidiary or to the conduct of its business, and neither the Company nor any of the Subsidiaries has received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

          2.15.    Insurance.    Set forth in Schedule 2.15 is a complete and accurate list of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies in effect that are owned by the Company and each Subsidiary or under which the Company or any Subsidiary is a named insured (the "Insurance Policies"). All Insurance Policies are in full force and effect, all premiums with respect thereto are currently paid, and the Company and each Subsidiary is in compliance in all material respects with the terms thereof. The Insurance Policies are adequate and customary for the business engaged in by the Company and each Subsidiary and is sufficient for compliance by the Company and each Subsidiary with all requirements of law and all agreements and leases to which the Company or any Subsidiary is a party. The directors' and officers' errors and omissions insurance coverage set forth in Schedule 2.15 is in full force and effect and the Company and the Subsidiaries are in full compliance with the terms of each such policy. The Company has no reason to believe that any such coverage will be denied for any reason.

          2.16.    Warranty or Other Claims.    There are no existing, or, to the Company's knowledge, threatened, product liability, warranty or other similar claims, or, to the Company's knowledge, any facts upon which a claim of such nature could be based, against the Company or any Subsidiary for products or services which are defective or fail to meet any product or service warranties and which, individually or in the aggregate, would reasonably be likely to result in a Material Adverse Effect, except as set forth in Schedule 2.16. No claim or claims which would, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect has been asserted against the Company or any Subsidiary for renegotiation or price redetermination of any business transaction, and, to the Company's knowledge, there are no facts upon which any such claim could be based.

          2.17.    Finder's Fee.    Other than the fee payable to Broadmark pursuant to that certain Financial Advisory/Investment Banking Agreement, dated December 12, 2002, consisting of a fee of $750,000, a retainer of $30,000 and expenses and warrants to purchase 1,000,000 shares of Common Stock, neither the Company nor any Subsidiary has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the Transactions.

          2.18.    Permits.    The Company and each Subsidiary has obtained all material permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") required from federal, state or local authorities in order for the Company and each Subsidiary to conduct its business except to the extent that the Company's or Subsidiary's failure to so obtain such Approvals could not reasonably be expected to have a Material Adverse Effect. All the Approvals are valid and in full force and effect, and the Company and the Subsidiaries are operating in material compliance therewith. Such Approvals include, but are not limited to, those material Approvals required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning.

          2.19.    Transaction with Interested Persons.    Except as set forth in the Company SEC Reports or in Schedule 2.19, no executive officer or director of the Company or any Subsidiary, or any of their respective immediate family members has engaged in any transaction which would be required to be disclosed by the Company in the Company SEC Reports under Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended.

          2.20.    Employee Benefit Programs

            (a)  Each Employee Program which has ever been maintained by the Company or any Subsidiary and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code (i) has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section, or (ii) is a prototype plan that is within the remedial amendment period for seeking such determination or approval letter, and has, in fact, been operated in all material respects in compliance with the applicable section of the Code from the effective date of such Employee Program through and including the date hereof (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable section of the Code.

            (b)  The Company does not know of any failure of any party to comply in all material respects with any laws applicable to the Employee Programs that have been maintained by the Company or any Subsidiary. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company's knowledge, threatened with respect to any such Employee Program.

            (c)  Neither the Company nor any Subsidiary nor any Affiliate (as defined below) (i) has ever maintained any Employee Program which has been subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (including, but not limited to, any Multi-employer Plan (as defined below)) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated or has ever promised to provide such post-termination benefits (other than as required by part 6 of subtitle B of title I of ERISA).

            (d)  With respect to each Employee Program maintained by the Company or any Subsidiary within the three years preceding the date hereof, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered, or made available, to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Sections 401 or 501(c)(9) of the Code, and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; and (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan.

            (e)  Except as set forth in Schedule 2.20, neither the execution and delivery of this Agreement by the Company, nor the consummation of the Transactions will constitute a change of control (or any similar event) under any Employee Program or result in, or give any Person the right to any, acceleration of any benefits or amounts payable under or in connection with any Employee Program (including, without limitation, any employment or consulting agreement).

            (f)    For purposes of this section:

                (i)  "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Section 501(c)(9) of the Code, each reference to such Employee Program shall include a reference to such organization.

              (ii)  An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity, or their spouses, dependents, or beneficiaries.

              (iii)  An entity is an "Affiliate" of the Company or a Subsidiary if it would have ever been considered a single employer with the Company or any Subsidiary under ERISA Section 4001(b) or part of the same "controlled group" as the Company or any Subsidiary for purposes of ERISA Section 302(d)(8)(C).

              (iv)  "Multi-employer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

          2.21.    Environmental Matters.

            (a)  Except as set forth in Schedule 2.21 hereto, (i) neither the Company nor any Subsidiary has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); and (ii) to the Company's knowledge, no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company or any Subsidiary in connection with the presence of any Hazardous Material (as defined below).

            (b)  Except as set forth in Schedule 2.21 hereto, the Company is, and has at all times been, in compliance in all material respects with all applicable Environmental Laws (as defined below). The Company has not received any written communication that alleges the Company is not in such compliance.

            (c)  There is no Environmental Claim (as defined below) pending or, to the knowledge of the Company, threatened against the Company.

            (d)  To the Company's knowledge, neither PCB's nor asbestos containing materials are present on or in the Real Property.

            (e)  As used in this Agreement, the defined terms:

                (i)  "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law;

              (ii)  Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law;

              (iii)  "Environmental Claim" means any material claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including potential liability for investigatory costs, cleanup and removal costs, governmental enforcement and response costs, natural resources damaged, property damages, economic loss, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, discharge or release or threatened discharge or release into the environment, of any Materials of Environmental Concern at any location leased or operated by the Company, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law by the Company.

              (iv)  "Environmental Law" means all material federal, state, and local laws (as of the relevant applicable date, but in no event as of a date later than the Closing Date) primarily relating to pollution or protection of human health from pollution or the protection of the environment (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata), navigable waters, waters of contiguous and exclusive economic zones, ocean waters and international waters, including laws relating to emissions, discharges, releases or threatened discharge or releases of non-permitted non-consumer quantities of Materials of Environmental Concern or the dredging, handling and disposal of river sediments, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of non-permitted or non-consumer quantities of Materials of Environmental Concern; and

              (v)  "Materials of Environmental Concern" means any hazardous substance defined as such under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

          2.22.    Employees: Labor Matters.    The Company and the Subsidiaries generally enjoy good employer-employee relationships. Neither the Company nor any Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Neither the Company, any Subsidiary nor Buyer will by reason of the Transactions or anything done prior to the Closing be liable to any of said employees for so-called "severance pay" or any other payments, except as set forth in Schedule 2.20. The Company and each Subsidiary is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or, to the Company's knowledge, threatened against or involving the Company or any Subsidiary. No collective bargaining agreement is in effect or is currently being negotiated by the Company or any Subsidiary. Neither the Company nor any Subsidiary has received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. The Company and each Subsidiary is, and at all times has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986.

          2.23.    Customers, Distributors and Suppliers.    The relationships of the Company and each Subsidiary with their respective material customers, distributors and suppliers are good commercial working relationships within the context of the telecommunications industry. Except as set forth in Schedule 2.23, or in connection with the customer's, distributor's or supplier's prior bankruptcy proceedings, no material customer, distributor or supplier of the Company or any Subsidiary, has cancelled, materially modified, or otherwise terminated its relationship with the Company or any Subsidiary, or has during the last twelve months decreased materially its services, supplies or materials to the Company or any such Subsidiary or its usage or purchase of the services or products of the Company or any Subsidiary, nor, to the knowledge of the Company, does any customer, distributor or supplier have any plan or intention to do any of the foregoing other than disconnections and non-renewals of circuits in the ordinary and usual course of business.

          2.24.    Unlawful or Undisclosed Payments.    In connection with the conduct of the business of the Company and the Subsidiaries, neither the Company, any Subsidiary nor, to the Company's knowledge, anyone acting on any of their behalf, has, in the course of acting for, or on behalf of, the Company or its Subsidiaries, (i) directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government or party official or employee.

        SECTION 3    REPRESENTATIONS AND WARRANTIES OF BUYER.

        As a material inducement to the Company to enter into this Agreement and consummate the Transactions, except as disclosed in the Schedules referred to herein, Buyer hereby makes the representations and warranties in this Section 3. Subject to the rights of the Company under Section 8 hereof, Buyer may amend any Schedule to this Agreement after the execution of this Agreement, but prior to the Closing, to reflect updated information, events, agreements, transactions, circumstances, developments, and occurrences. Subject to the rights of the Company under Section 8 hereof, any amendment permitted above will be deemed to have amended the Schedule, to have qualified the representations and warranties of Buyer to which the Schedule relates, and to have cured any misrepresentation or breach of warranty by buyer that otherwise might have existed hereunder or thereunder prior to the amendment.

          3.1.    Organization of Buyer.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Except as set forth in Schedule 3.1 hereto, Buyer is not in violation of any term of its Certificate of Incorporation or By-laws.

          3.2.    Authority of Buyer.    Subject only to obtaining approval of the holders of its Series A Preferred Stock, Buyer has full right, authority and power to enter into this Agreement and each other Transaction Document to which it is a party, and, to carry out the Transactions. The execution, delivery and performance by Buyer of this Agreement and each such other Transaction Document and the consummation of the Transactions have been duly authorized by all necessary action of Buyer and no other action on the part of Buyer (other than the stockholder approval referred to above) is required in connection therewith.

          This Agreement and each other Transaction Document executed and delivered by Buyer pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Buyer enforceable in accordance with their terms. Except as set forth on Schedule 3.2, the execution, delivery and performance by Buyer of this Agreement and each such Transaction Document and the consummation of the Transactions:

              (i)  does not and will not violate any provision of the Certificate of Incorporation or By-laws of Buyer;

            (ii)  does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise); and

            (iii)  does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement or other agreement, mortgage, lease, permit, order, judgment or decree to which Buyer is a party or by which Buyer is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance having a material adverse effect on the operation or condition (financial or otherwise) of the Fiber Ring Assets or result in a material change in the obligations of Buyer under the Assumed Liabilities, taken as a whole, other than any effect relating to or arising out from an event, matter, occurrence or action (a) affecting the United States or global economy generally; (b) primarily caused by or related to the announcement or pendency of the Transactions; or (c) resulting from actions taken by Buyer at the request of the Company (a "Buyer Material Adverse Effect").

          3.3.    Title to Fiber Ring Assets; Sufficiency of Assets.    A complete description of the machinery, equipment and all other material items of tangible personal property of Buyer constituting the Fiber Ring Assets are set forth in Exhibit B hereto. All such machinery, equipment and personal property set forth in Exhibit B, together with the Buyer Intellectual Property and the Maintenance Assets, constitutes all of the assets necessary to operate the Fiber Ring Assets as presently conducted by Buyer (other than franchises, licenses, permits and other approvals). Except as otherwise set forth in Exhibit B, Buyer has good and marketable title to the machinery, equipment and all other items of personal property constituting the Fiber Ring Assets. Except for the security interest held by Alacatel/ElectroBanque in the Fiber Ring Assets located in Albuquerque, New Mexico, and the leasehold and other rights of customers, none of such Fiber Ring Assets is subject to any mortgage, pledge, lien, conditional sale agreement, security, title, encumbrance or other charge. Except as otherwise set forth in Exhibit B, all Fiber Ring Assets are in good repair and good working order. As used herein, the term "Maintenance Assets" shall mean those tangible and intangible assets of Buyer used in connection with the maintenance and operation of the Fiber Ring Assets as will be necessary or usable in the performance of its obligations under the Maintenance Agreement.

          3.4.    Intellectual Property.    Buyer owns or has the right to use all patent, copyright, trade secret, trademark or other proprietary rights (collectively, "Buyer Intellectual Property") necessary to perform its obligations under the Maintenance Agreement. There are no claims or demands of any other person pertaining to the use by Buyer of any of such Buyer Intellectual Property and no proceedings have been instituted or are pending, or, to Buyer's knowledge, threatened, which challenge the rights of the Buyer in respect thereof.

          3.5.    No Fraudulent Transfer.    Buyer has entered into this Agreement and the Transaction Documents without any intent to hinder, delay or defraud any of its creditors. Buyer has received reasonably equivalent value in exchange for the Fiber Ring Assets transferred to the Company. Immediately prior to and after the Closing, the value of Buyer's assets is and will be greater than the amount of its debts, and Buyer is and will be generally able to pay its debts as they become due.

          3.6.    Contracts.    Each of the material contracts, agreements and other obligations of Buyer related to the Fiber Ring Assets (including, without limitation, any contracts granting to Buyer a lease, license or other right to use real property) are set forth in Exhibit B (the "Fiber Ring Contracts") (true and complete copies of each contract have been given to the Company). Each Fiber Ring Contract constitutes a valid and binding obligation of Buyer or its subsidiary party thereto, and to Buyer's knowledge each other party thereto, and is legally enforceable against Buyer or its subsidiary party thereto, and to Buyer's knowledge each other party thereto, is in full force and effect, and has not been modified, amended or altered, in writing or otherwise. Except as set forth in Schedule 3.6 hereto, the Fiber Ring Contracts to be transferred to the Company (as set forth in Exhibit B) may be transferred to the Company pursuant to this Agreement, and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. Buyer is not currently in breach of any of its obligations under each of the Fiber Ring Contracts, and except as set forth in Schedule 3.6, and to the knowledge of Buyer, no other party to any of the Fiber Ring Contracts is currently in breach or default thereunder.

          3.7.    Litigation.    Except for matters set forth in Schedule 3.7 hereto, there are no claims or proceedings pending or, to Buyer's knowledge, threatened against Buyer or its affiliates which can reasonably be expected to result in any material liability of Buyer with respect to the Fiber Ring Assets or the Assumed Liabilities or which would prevent or hinder the consummation of the Transactions, transfer of the Fiber Ring Assets or assumption of the Assumed Liabilities.

          3.8.    Compliance with Laws.    Buyer is in compliance in all material respects with all applicable statutes, ordinances, orders, judgments, decrees, rules and regulations promulgated by any federal, state, municipal entity, agency, court or other governmental authority which applies to Buyer's ownership and operation of the Fiber Ring Assets and to the Assumed Liabilities, and Buyer has not received notice of any violation or alleged violation of any such statute, ordinance, order, rule or regulation.

          3.9.    Finder's Fee.    Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the Transactions.

          3.10.    Permits.    Buyer has obtained all material permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") required from federal, state or local authorities in order for Buyer to own, operate and maintain the Fiber Ring Assets except to the extent that Buyer's failure to so obtain such Approvals could not reasonably be expected to have a Buyer Material Adverse Effect. All the Approvals are valid and in full force and effect, and Buyer is operating the Fiber Ring Assets in material compliance therewith. Such Approvals include, but are not limited to, those material Approvals required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning.

          3.11.    Customers.    Set forth in Schedule 3.11 is a list of all of the customers of Buyer relating to the Fiber Ring Assets. Except as set forth in Schedule 3.11, the relationships of Buyer with such customers are good commercial working relationships. Except as set forth in Schedule 3.11, or in connection with the customer's prior bankruptcy proceedings, no such customer has cancelled, materially modified, or otherwise terminated its relationship with Buyer, or has threatened to cancel, materially modify or otherwise terminate its relationship with Buyer.

          3.12.    No Condemnation.    To Buyer's knowledge, neither the whole nor any portion of the Fiber Ring Assets is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority, with or without payment of compensation therefor, nor, to Buyer's knowledge, has any such condemnation, expropriation or taking been proposed.

          3.13.    Environmental Matters.

            (a)  In connection with Buyer's ownership and operation of the Fiber Ring Assets, (i) Buyer has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste; and (ii) to Buyer's knowledge, no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by Buyer in connection with the presence of any Hazardous Material.

            (b)  In connection with Buyer's ownership and operation of the Fiber Ring Assets, Buyer is, and has at all times been, in compliance in all material respects with all applicable Environmental Laws. Buyer has not received any written communication that alleges that Buyer is not in such compliance.

            (c)  There is no Environmental Claim, in connection with Buyer's ownership and operation of the Fiber Ring Assets, pending or, to the knowledge of Buyer, threatened against Buyer.

            (d)  To Buyer's knowledge, neither PCB's nor asbestos containing materials are present on or in the Fiber Ring Assets.

          3.14.    Investment Intention; Experience.

            (a)  Buyer understands and acknowledges that the Shares have not been and will not be registered under the Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction (together "Securities Laws"); that the Shares will be issued in reliance on exemptions from the registration requirements thereof; and that the Company's reliance upon such exemptions is predicated in part on the representations and covenants contained in this Section 3.14.

            (b)  Buyer represents and warrants that:

                (i)  the Shares are being and will be acquired for the account of Buyer and not, directly or indirectly, on behalf of any other person or persons and not with a view to, or for sale in connection with, any, direct or indirect, distribution thereof in violation of applicable Securities Laws;

              (ii)  it will not, directly or indirectly, transfer the Shares except in compliance with applicable Securities Laws and any applicable rules and regulations promulgated thereunder;

              (iii)  it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares; and

              (iv)  it has had access to or received such information with respect to the Company and the Shares as it deems advisable in connection with making a decision to invest in the Shares; that it has had the opportunity to review the Company SEC Reports; and that it has had the opportunity to question and receive answers from representatives of the Company with respect to the terms and conditions of the sale of the Shares.

          3.15.    Accredited Investor Status.    Buyer is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

        SECTION 4    COVENANTS OF THE COMPANY.

          4.1.    Conduct of Business.    Between the date of this Agreement and the Closing Date, the Company will, and will cause each Subsidiary to:

            (a)  conduct its business only in the ordinary and usual course and refrain from changing or introducing any method of management or operations except in the ordinary and usual course of business and consistent with prior practices;

            (b)  refrain from (i) making any purchase, sale, disposition, lease or sublease of any asset or property other than in the ordinary and usual course of business and other than subleases or dispositions of (A) the Company's interest in its leases in the Sears Tower, Chicago, Illinois and on Madison Avenue in New York, New York and (B) UTX facilities, (ii) purchasing any capital asset not reflected in the Company's budget, as set forth in Schedule 4.1, and (iii) mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets other than in the ordinary and usual course of business or to Buyer;

            (c)  refrain from making any change or incurring any obligation to make a change in its Certificate of Incorporation, By-laws or authorized or issued capital stock other than as contemplated hereby;

            (d)  use its commercially reasonable efforts to prevent any adverse change with respect to the continued employment of ***;

            (e)  diligently operate its business substantially as previously operated and diligently preserve intact its organization, goodwill and relationships with suppliers, customers, independent contractors and others having business relations with it;

            (f)    furnish Buyer with unaudited monthly balance sheets and statements of income and retained earnings and cash flows of the Company and each Subsidiary on a consolidated and consolidating basis within thirty (30) days after each month end;

            (g)  furnish Buyer with copies of all filings and submissions to be made by the Company or any Subsidiary with or to the SEC a reasonable time prior to such filing or submission, and reflect therein all reasonable comments of Buyer and its counsel thereon; and

            (h)  refrain from taking any action that could reasonably be expected to cause the representation contained in Section 2.6 to be untrue as of the Closing.

          4.2.    Satisfaction of Conditions; Receipt of Necessary Approvals.    Subject to the terms and conditions herein provided, the Company shall, and shall cause the Subsidiaries to, use their respective commercially reasonable efforts to (i) promptly effect all necessary registrations, submissions and filings required or requested by governmental authorities, in connection with the consummation of the Transactions, (ii) defend any lawsuit or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, (iii) use all reasonable efforts to take all other action and to do all other things necessary, proper or advisable to satisfy the conditions precedent to the Closing, to consummate and make effective as promptly as practicable the Transactions, and to fully carry out the purposes of, this Agreement and (iv) use all reasonable efforts to obtain all other necessary or appropriate waivers, consents and approvals (including but not limited to such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of the Subsidiaries conducts any business or owns any assets) and to lift any injunction or other legal bar to the Transactions (and, in such case, to proceed with the Transactions as expeditiously as possible), subject, however, to the requisite vote of the stockholders of the Company.

          4.3.    Notice of Default.

            (a)  Promptly upon the occurrence of, or promptly upon the Company becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the Company prior to the date hereof, of any of the representations, warranties or covenants of the Company contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, the Company shall give detailed written notice thereof to Buyer and the Company shall use its best efforts to prevent or promptly remedy the same.

            (b)  Promptly upon the occurrence of, or promptly upon the Company becoming aware of the impending or threatened occurrence of, any event with regard to the Company or a Subsidiary which if such event had occurred prior to the execution of this Agreement would have been required to be disclosed by the Company on a Schedule to this Agreement, the Company shall promptly update any such Schedule and deliver such Schedule to Buyer.

          4.4.    Cooperation of the Company.    The Company shall cooperate with all reasonable requests of Buyer and Buyer's counsel in connection with the consummation of the Transactions.

          4.5.    No Solicitation; Other Offers.

            (a)  The Company shall not, and shall not permit any Subsidiary to, and shall use its best efforts to ensure that its officers, directors or employees, or any investment bankers, consultants or other agents retained by it or any Subsidiary to not, solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below) or engage in discussions or negotiations or furnish to any Person any information with respect to an Acquisition Proposal or knowingly facilitate any effort or attempt to make an Acquisition Proposal. The Company will notify Buyer within 48 hours of receipt by the Company or any Subsidiary of any Acquisition Proposal or any request for nonpublic information relating to the Company or any Subsidiary by any Person who, to the knowledge of the Company, is making or considering making or who has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing including the terms and conditions of any such Acquisition Proposal or request. The Company shall, and shall cause the Subsidiaries and directors, employees and other agents of the Company and the Subsidiaries to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with applicable rules and regulations under the Exchange Act with respect to any Acquisition Proposal or making any disclosure to the Company's stockholders if, in the good faith judgment of a majority of the disinterested members of the Board of Directors of the Company after receipt of a written opinion from its outside legal counsel, failure to so disclose could reasonably be deemed to be inconsistent with its fiduciary duties under applicable law. For purposes of this Section, a "disinterested member of the Board of Directors" is a member of the Board of Directors who is not an "interested director" as defined under DGCL.

            (b)  Notwithstanding the first sentence of this Section 4.5, the Company may negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any Person in response to an unsolicited Acquisition Proposal by such Person if the Company has complied with the terms of this Section 4.5, a majority of the disinterested members of the Board of Directors of the Company reasonably determines in good faith that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal and, after receipt of a written opinion from its outside legal counsel, that the failure to take such action could reasonably be deemed to be inconsistent with its fiduciary duties under applicable law, and such person executes a confidentiality agreement in customary form (including standstill provisions).

            (c)  Except as permitted by the second sentence of this Subsection 4.5(c), neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Buyer, or take any action not explicitly permitted by this Agreement that would be inconsistent with its approval of the Transactions, approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Acquisition Proposal. The Board of Directors of the Company shall be permitted (i) not to recommend to its stockholders acceptance of the Transactions and/or approval of this Agreement, (ii) to withdraw, or modify in a manner adverse to Buyer, its recommendation to its stockholders referred to in Section 1.1 hereof, (iii) approve or recommend any Superior Proposal or (iv) terminate this Agreement and in connection therewith enter into an agreement with respect to such Superior Proposal, but only if (x) the Company has complied with the terms of this Section 4.5, (y) the Company has received an unsolicited Acquisition Proposal which a majority of the disinterested members of the Board of Directors determines in good faith constitutes a Superior Proposal, and (z) a majority of the disinterested members of the Board of Directors of the Company determines in good faith, after receipt of a written opinion from its outside legal counsel, that the failure to take such action could reasonably be deemed to be inconsistent with its fiduciary duties under applicable law.

            (d)  For purposes of this Agreement:

            "Acquisition Proposal" means any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination, or other similar transaction involving the Company or any Subsidiary or any proposal or offer to acquire, directly or indirectly, securities representing more than 25% of the voting power of the Company, or all or substantially all of the assets of the Company and the Subsidiaries taken as a whole, other than the Transactions.

            "Superior Proposal" means any bona fide written Acquisition Proposal which (i) a majority of the disinterested members of the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal) is more favorable to the Company's stockholders (in their capacities as stockholders) and/or, if applicable, the Company's creditors than the Transactions; and (ii) any conditions to such Acquisition Proposal are reasonably capable of being satisfied promptly, including a conclusion that financing for such Acquisition Proposal, to the extent required, is then committed or is in the good faith judgment of a majority of the disinterested members of the Board of Directors of the Company, reasonably available to the person making such Acquisition Proposal.

          4.6.    Certain Filings.    The Company shall and shall cause the Subsidiaries to, reasonably cooperate with Buyer (a) in connection with the preparation of the Proxy Statement and any filings required to be made by Buyer with governmental authorities, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions, and (c) in seeking any such actions, consents, approvals, or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and such other filings and seeking timely to obtain any such actions, consents, approvals or waivers.

          4.7.    Confidentiality.    The Company agrees that, unless and until the Closing has been consummated, each of the Company, the Subsidiaries and their officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information of, or relating to, Buyer with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the Transactions. Notwithstanding the foregoing, the obligations specified above will not apply to any confidential or proprietary information that: (a) is or becomes publicly available without breach of this Agreement; (b) is rightfully received from a third party without, to the knowledge of the Company, a similar restriction on the third party's rights; (c) is required to be disclosed in response to a valid judicial or governmental order or otherwise required by law; or (d) is disclosed with the prior consent of Buyer. If the Transactions are not consummated, the Company and the Subsidiaries will return to Buyer (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda and other documents prepared by or made available to the Company or the Subsidiaries by Buyer in connection with the Transactions, provided, however, that nothing herein shall require the Company or any Subsidiary to return (or certify that they have destroyed) any data or information that the Company or any Subsidiary is required to retain under applicable law.

          4.8.    Maintenance of Listing.    The Company shall use all commercially reasonable efforts to maintain the listing of the Common Stock on the Nasdaq Small Cap Market, including, but not limited to, the authorization and consummation of a reverse stock split of the Common Stock.

        SECTION 5    COVENANTS OF BUYER.

          5.1.    Maintenance of Fiber Ring Assets and Assumed Liabilities.    Between the date of this Agreement and the Closing Date, Buyer will:

            (a)  maintain the Fiber Ring Assets in good repair and working order;

            (b)  refrain from (i) making any sale, disposition, lease or sublease of any the Fiber Ring Assets other than in the ordinary and usual course of business; and (ii) from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of the Fiber Ring Assets other than in the ordinary and usual course of business;

            (c)  diligently operate the Fiber Ring Assets in the ordinary and usual course, in compliance with the terms and conditions of the Fiber Ring Contracts and in material compliance with all laws applicable to the operation of the Fiber Ring Assets the failure of which would result in a Buyer Material Adverse Effect or constitute a breach of default under the Fiber Ring Contracts; and

            (d)  refrain from taking any action or incurring any obligation that would result in a Buyer Material Adverse Effect.

          5.2.    Satisfaction of Conditions; Receipt of Necessary Approvals.

            (a)  Subject to the terms and conditions herein provided, Buyer shall use commercially reasonable efforts to (i) promptly effect all necessary registrations, submissions and filings required or requested by governmental authorities, in connection with the consummation of the Transactions, (ii) defend any lawsuit or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including, without limitation, seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed, (iii) use all reasonable efforts to take all other action and to do all other things necessary to consummate and make effective as promptly as practicable the Transactions, and to fully carry out the purposes of, this Agreement and (iv) use all reasonable efforts to obtain all other necessary waivers, consents and approvals (including but not limited to, in connection with the Fiber Ring Assets and Assumed Liabilities and such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which Buyer conducts any business or owns any assets) and to lift any injunction or other legal bar to the Transactions (and, in such case, to proceed with the Transactions as expeditiously as possible).

          5.3.    Notice of Default; Update.

            (a)  Promptly upon the occurrence of, or promptly upon Buyer becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to Buyer prior to the date hereof, of any of the representations, warranties or covenants Buyer contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, Buyer shall give detailed written notice thereof to the Company and Buyer shall use its best efforts to prevent or promptly remedy the same.

            (b)  Promptly upon the occurrence of, or promptly upon Buyer becoming aware of the impending or threatened occurrence of, any event with respect to Buyer which if such event had occurred prior to the execution of this Agreement would have been required to be disclosed by Buyer on a Schedule to this Agreement, Buyer shall promptly inform the Company.

          5.4.    Cooperation of Buyer.    Buyer shall cooperate with all reasonable requests of the Company and Company's counsel in connection with the consummation of the Transactions.

          5.5.    Certain Filings.    Buyer shall reasonably cooperate with the Company (a) in connection with the preparation of the Proxy Statement and any filings required to be made by the Company with governmental authorities, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions, and (c) in seeking any such actions, consents, approvals, or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and such other filings and seeking timely to obtain any such actions, consents, approvals or waivers.

          5.6.    Confidentiality.    Buyer agrees that, unless and until the Closing has been consummated, Buyer and its officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information of, or relating to, the Company or it Subsidiaries with respect to their business or financial condition except for the purpose of evaluating, negotiating and completing the Transactions. Notwithstanding the foregoing, the obligations specified above will not apply to any confidential or proprietary information that: (a) is or becomes publicly available without breach of this Agreement; (b) is rightfully received from a third party without, to the knowledge of Buyer, a similar restriction on the third party's rights; (c) is required to be disclosed in response to a valid judicial or governmental order or otherwise required by law; or (d) is disclosed with the prior consent of the Company or its Subsidiary, as the case may be. If the Transactions are not consummated, Buyer will return to the Company and its Subsidiaries (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Buyer by the Company and its Subsidiaries in connection with the Transactions.

          5.7.    Transferred Employees.    From and after the time that a current employee of Buyer is determined (upon agreement of Buyer and the Company) to be a Transferred Employees, Buyer shall not alter the terms or conditions of employment or change the compensation of or benefits available to or grant or declare any bonus payable to any such employee. Nothing in this Agreement shall be deemed to create a contract of employment or to limit the ability of Buyer to terminate the employment of any Transferred Employee.

        SECTION 6    MUTUAL COVENANTS OF THE PARTIES.

          6.1.    Cooperative Efforts.    To the extent that an approval or consent necessary to transfer all or any portion of the Fiber Ring Assets to the Company is not obtained, or any person shall commence litigation or other proceedings seeking to restrict, or obtain an order of a court or other governmental authority restricting, such transfer, then (i) the Company and Buyer shall use all commercially reasonable efforts to obtain such consent or have such litigation or other proceeding dismissed or such order withdrawn, and (ii) if they are unsuccessful in such efforts, the affected Fiber Ring Assets shall not be required to be transferred at the Closing, and the Company and Buyer shall in good faith seek to transfer to the Company the economic benefit and cost of the ownership of the affected Fiber Ring Assets and shall close the remainder of the Transactions notwithstanding such event. In the event that the Company and Buyer proceed under clause (ii) of the immediately preceding sentence, then, unless otherwise agreed to by the Company and Buyer, following the Closing, they shall continue to use commercially reasonably efforts to transfer the affected Fiber Ring Assets to the Company.

          6.2.    Employees; Continuation of Benefits.

            (a)  Prior to the Closing, Buyer and the Company shall mutually agree on those current employees of Buyer who shall become employees of the Company as of the Closing (the "Transferred Employees"). From and after the Closing Date, the Company shall provide or cause to be provided to the Transferred Employees compensation opportunities (consisting of base pay, commissions, equity compensation and bonus opportunities) and employee benefits that are comparable, in the aggregate, to the compensation and the benefits (exclusive of any such compensation and benefits consisting of or based on any equity securities) provided to similarly situated employees of the Company and the Subsidiaries (after consideration of qualifications and job performance) immediately prior to the Closing.

            (b)  Subject to clause (c) below, each Transferred Employee shall be given full credit for all service with Buyer under any plans or arrangements providing vacation, sick pay, severance, retirement, pension or retiree welfare benefits maintained by the Company or for all purposes (other than for benefit accrual purposes under any defined benefit pension plan).

            (c)  The Company agrees to employ all Transferred Employees on substantially the same terms and conditions as provided in such employee's written employment agreement with the Buyer (true and complete copies of which have been delivered to the Company), provided, however, that the Company shall not be required to create any new or alter any of its existing benefit plans or policies.

        SECTION 7    CONDITIONS.

          7.1.    Conditions to the Obligations of Each Party.    The respective obligations of each party to effect the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions precedent:

            (a)  This Agreement and the issuance of the Shares hereunder shall have been duly approved by the stockholders of the Company entitled to vote with respect thereto in accordance with applicable law and the Certificate of Incorporation and By-laws of the Company;

            (b)  Subject to the terms and provisions of Section 6.1 hereof, there shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the Transactions not be consummated, or making such consummation unlawful; provided, however, that, subject to the terms and provisions herein provided, prior to invoking this condition each party shall use its reasonable efforts to have any such decree, ruling, injunction or order vacated;

            (c)  Subject to the terms and provisions herein provided, all third party and governmental consents, orders and approvals legally required for the consummation of the Transactions shall have been obtained and be in effect at the Closing, including, without limitation, any consent necessary to provide that the Transactions will not result in the acceleration or vesting of any rights of any third party in agreements with the Company or any Subsidiary or otherwise, as a result of the Transactions (provided that only those third party consents necessary to vest in the Company title to the Fiber Ring Assets or those consents, orders or approvals, the failure of which to obtain would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company or which would prohibit or materially limit or restrict the consummation of the Transactions, shall serve as conditions precedent to the obligations of either party); and

            (d)  The Company and Buyer (or one or more affiliates of Buyer) shall have entered into a mutually acceptable maintenance and transition services agreement related to the Fiber Ring Assets (the "Maintenance Agreement"), containing terms as set forth in Exhibit C hereto.

          7.2.    Conditions to the Obligations of Buyer.    In addition to the conditions set forth in Section 7.1, the obligation of Buyer to consummate this Agreement and the Transactions are subject to the fulfillment, at or prior to the Closing, of the following additional conditions precedent:

            (a)  Each of the representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement and as of the Closing as though made on and as of the Closing; and the Company shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

            (b)  There shall have been no event or series of events that has had or could reasonably be expected to have a Material Adverse Effect since the date hereof.

            (c)  The Company shall have delivered to Buyer a certificate of the Company's President and Chief Financial Officer dated as of the Closing (i) to the effect that the statements set forth in paragraphs (a) and (b) above and paragraphs (k), (l), (n) and (o) below in this Section 7.2 are true and correct, and (ii) certifying as to the number of shares of Common Stock outstanding on a fully diluted basis (after giving effect to the issuance of Common Stock upon the exercise or conversion of all outstanding Rights and other securities, other than any such Rights or other securities having an exercise or strike price that equates to more than $1.00 per share).

            (d)  The Company shall have executed and delivered to Buyer the agreement (the "Registration Rights Agreement"), substantially in the form set forth in Exhibit D hereto, relating to the registration of the Shares under applicable federal and state securities laws.

            (e)  Buyer shall have received the agreement (the "Stockholders' Agreement"), substantially in the form set forth in Exhibit E hereto, of certain stockholders of the Company, including but not limited to ICG Holdings, Inc., Communication Ventures III, L.P., Communication Ventures III CEO & Entrepreneurs' Fund, L.P., ComVen III, L.L.C., Robert Pommer and Patrick Shutt, not to transfer or in any way dispose of any shares of Common Stock owned by each such stockholder for a term not less than twelve months, to vote for Buyer's designees for a majority of the members of the Board of Directors of the Company, and as to those other matters set forth therein.

            (f)    The Board of Directors of the Company shall consist of nine members, five of whom shall be those persons designated by Buyer and four shall be those persons designated by the Company. The Chairman of the Board shall be a director designated by Buyer.

            (g)  The Company shall have issued to Buyer one or more certificates representing the Shares.

            (h)  The Company shall have assumed the Assumed Liabilities by execution and delivery of an instrument reasonably satisfactory to Buyer and its counsel (including the agreement to require that all subsequent transferees of any of the Fiber Ring Assets agree to be bound by, comply with and perform all of Buyer's (and its affiliates') obligations (i) to municipalities and other governmental authorities under city rights grants and agreements and (ii) under customer and other agreements, in each case related to such transferred assets) and Buyer shall have been released or otherwise indemnified to its reasonable satisfaction from all obligations related thereto.

            (i)    The Company and Buyer shall have mutually agreed upon the identity of the Transferred Employees and the compensation and benefits to be made available to each of such individuals.

            (j)    The Company shall have consolidated its obligation to satisfy the minimum revenue commitments that apply regardless of its use or purchase of products or services pursuant to the following agreements: *** into one minimum revenue commitment totaling no more than $*** per month. The aggregate cash payments (other than cash payments for actual services utilized and billed at then fair market value) paid by the Company and the Subsidiaries for the consolidation of such minimum revenue commitments shall not exceed $***.

            (k)  The Company shall have been dismissed from the litigation between the Company and Qwest described in the Company SEC Reports pursuant to that Settlement Agreement by and between the Company and Qwest dated March 24, 2003 and such Settlement Agreement shall be in full force and effect and shall not have been modified, amended or supplemented in any manner adverse to the Company.

            (l)    The Company shall have completed its financial statements for the fiscal year ending December 31, 2002 and received an unqualified audit opinion of PriceWaterhouseCoopers which does not contain any exceptions relating to the scope of the audit or the ability of the Company to continue as a "going concern."

            (m)  As of the Closing, the Company and the Subsidiaries shall have cash and cash equivalents (including restricted and unrestricted cash and cash equivalents on a consolidated basis) of not less than:

                (i)  $5,000,000 if the Closing occurs prior to June 1, 2003;

              (ii)  $4,000,000 if the Closing occurs on or after June 1, 2003 but prior to July 1, 2003; or

              (iii)  $2,000,000 if the Closing occurs on or after July 1, 2003.

            (n)  As of the Closing, the Company and the Subsidiaries shall have net working capital (consisting of cash, cash equivalents and accounts receivable (net of reserves), less current liabilities, in each case, calculated in accordance with GAAP and consistent with past practice and the Company's audited financial statements included in the Company SEC Reports and Draft Form 10-K), on a consolidated basis, of not less than:

                (i)  $(22,000,000) if the Closing occurs prior to June 1, 2003;

              (ii)  $(23,000,000) if the Closing occurs on or after June 1, 2003 but prior to July 1, 2003; or

              (iii)  $(25,000,000) if the Closing occurs on or after July 1, 2003.

            (o)  All actions, proceedings, instruments and documents required to carry out this Agreement and the Transactions and all related legal matters contemplated by this Agreement shall have been approved by McDermott, Will & Emery, as counsel for Buyer, and such counsel shall have received on behalf of Buyer such other certificates, opinions, and documents in form satisfactory to such counsel, as Buyer may reasonably require from the Company to evidence compliance with the terms and conditions hereof as of the Closing and the correctness as of the Closing of the Company's representations and warranties and the fulfillment of the covenants by the Company.

            (p)  Buyer shall have received from Shefsky & Froelich Ltd., counsel for the Company, an opinion as of said date, in form set forth in Exhibit F hereto.

            (q)  On the Closing Date, the Buyer shall have received written evidence satisfactory to it evidencing (i) the Company's assumption of Two Million Dollars in principal amount of that Promissory Note executed by Buyer and made to Electro Banque dated December 30, 2002 (the "Note") on the same terms and conditions (including, without limitation, interest rate and maturity) set forth in the Note as in effect on the date hereof, (ii) the release of Buyer from its obligations on account of the portion of the Note so assumed and (iii) the release of any assets to be retained by Buyer after the Closing Date as collateral security for the portion of the Note so assumed. It is understood and agreed that the Company shall have no obligation on account of the portion of the Note not so assumed by it and that no assets of the Company (after giving effect to the Transaction) shall secure the portion of the Note that is not so assumed by it.

          7.3.    Conditions to Obligations of the Company.    In addition to the conditions set forth in Section 7.1, the obligation of the Company to consummate this

  Agreement and the Transactions are subject to the fulfillment, at or prior to the Closing, of the following additional conditions precedent:

            (a)  Each of the representations and warranties of Buyer contained in Section 3 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the date of this Agreement and as of the closing as though made on and as of the Closing; Buyer shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

            (b)  There shall have been no event or series of events that has had or would reasonably be expected to have a Buyer Material Adverse Effect.

            (c)  All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this Agreement shall have been approved by Shefsky & Froelich Ltd., as counsel for the Company, and such counsel shall have received on behalf of the Company such other certificates, opinions and documents in form satisfactory to such counsel as the Company may reasonably require from Buyer to evidence compliance with the terms and conditions hereof as of the Closing and the correctness as of the Closing of the representations and warranties of Buyer and the fulfillment of its covenants.

            (d)  On the Closing Date, the Company shall have received from Buyer a bill of sale, in form and substance reasonably satisfactory to the Company and its counsel, transferring all of Buyer's right, title and interest in and to the Fiber Ring Assets to the Company.

            (e)  On the Closing Date, the Company shall have received from McDermott, Will & Emery, counsel for Buyer, an opinion as of said date, in form set forth in Exhibit G hereto.

        SECTION 8    TERMINATION OF AGREEMENT.

          8.1.    Termination.    This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, whether before or after stockholder approval thereof:

            (a)  by the mutual consent of Buyer and the Company.

            (b)  by either the Company or Buyer:

                (i)  if the Closing shall not have occurred on or prior to August 31, 2003; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; or

              (ii)  if any governmental entity of competent jurisdiction in the United States shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

            (c)  by the Board of Directors of the Company, if, prior to the Closing, (i) the Board of Directors of the Company shall have entered into or shall have publicly announced its intention to enter into an agreement or an agreement in principle with respect to any Acquisition Proposal that the Board of Directors determines, in good faith after consultation with its financial advisors, is a Superior Proposal; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available (A) if the Company has breached its obligations under Section 4.5, (B) if, prior to, concurrently with or immediately after any purported termination pursuant to this Section 8.1(c), the Company shall not have paid any fee that may have been required to be paid pursuant to Section 8.2, or (C) if the Company has not provided Buyer with three (3) business days prior written notice of its intention to so terminate this Agreement; (ii) any representation or warranty made by Buyer in this Agreement shall not have been true and correct in all material respects when made, or Buyer shall have failed to observe or perform in any material respect any of its material obligations under this Agreement, provided, that prior to exercising such right of termination, the Company shall give prompt written notice to Buyer of such misrepresentation or breach of warranty or failure to observe or perform; provided, further, that the Company shall not have such right of termination if the condition resulting in such misrepresentation or breach of warranty or failure to observe or perform is cured not later than ten (10) business days following delivery of such notice; or (iii) Buyer shall have made any amendments to the Schedules delivered pursuant to Section 3 of this Agreement other than amendments that are, in the reasonable judgment of the Company, positive or in the aggregate, immaterial;

            (d)  by Buyer, if, prior to the Closing, (i) the Board of Directors of the Company (A) shall have withdrawn, or modified or changed in a manner adverse to Buyer its approval or recommendation of the Transactions or (B) shall have recommended an Acquisition Proposal or shall have executed, or shall have announced its intention to enter into, an agreement in principle or definitive agreement relating to an Acquisition Proposal with a person or entity other than Buyer or its affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); (ii) any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Buyer or any of its affiliates) shall have become, after the date of this Agreement, the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding shares of Common Stock; (iii) the Company shall have made any amendments to the Schedules delivered pursuant to Section 2 of this Agreement other than amendments that are, in the reasonable judgement of Buyer, positive or in the aggregate, immaterial, or (iv) any representation or warranty made by the Company in this Agreement shall not have been true and correct in all material respects when made and shall have resulted in, or is reasonably likely to result in, a Material Adverse Effect, or the Company shall have failed to observe or perform in any material respect any of its material obligations under this Agreement; provided, that prior to exercising such right of termination, Buyer shall give prompt written notice to the Company of such misrepresentation or breach of warranty or failure to observe or perform; provided, further, that Buyer shall not have such right of termination if the condition resulting in such misrepresentation or breach of warranty or failure to observe or perform is cured not later than ten (10) business days following delivery of such notice.

          8.2.    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith terminate, and there shall be no further liability or obligations on the part of Buyer or the Company or their respective directors, officers, employees, representatives, agents, advisors or stockholders, except that the agreements contained in Sections 4.7, 5.6 and Section 11 shall survive the termination hereof; provided, however, that if this Agreement is terminated (a) pursuant to Section 8.1(c)(i) or 8.1(d), immediately following such termination, the Company shall pay to Buyer a termination fee of $750,000, and (b) pursuant to Section 8.1(b)(i), 8.1 (c)(i) or 8.1(d) and if at any time within the twelve-month period following such termination, the Board of Directors of the Company accepts an Acquisition Proposal or the Company otherwise enters into a transaction contemplated by the definition of the term "Acquisition Proposal," the Company shall, promptly upon accepting such Acquisition Proposal or entering into such transaction, pay to Buyer a termination fee (in addition to any fee payable pursuant to clause (a) of this Section 8.2) of $2,250,000. Nothing contained in this Section 8.2 shall relieve any party from liability for fraud or for willful breach of this Agreement.

        SECTION 9    SURVIVAL.

          9.1.    Survival of Representations, Warranties Etc.    Each of the representations, warranties, agreements, covenants and obligations herein or in any Schedule, Exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto;provided, however, that such representations and warranties, shall expire on the same dates as and to the extent that the rights to indemnification with respect thereto under Section 10 shall expire.

        SECTION 10    INDEMNIFICATION.

          10.1.    Indemnification by the Company.

            (a)  The Company agrees subsequent to the Closing to indemnify and hold the Buyer and its subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon (i) any breach of any representation, warranty or covenant of the Company under this Agreement or in any certificate, Schedule or Exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants, (ii) the Assumed Liabilities, (iii) the operation of the Fiber Ring Assets following the Closing (if not caused solely by the action or inaction of Buyer or its affiliates (other than the Company)), (iv) any untrue or alleged untrue statement of a material fact contained in the Proxy Statement or any other report filed by the Company with the SEC in connection with consummating the Transactions or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading except to the extent that such untrue or alleged untrue statement or omission or alleged omission was made in reliance on, and in conformity with, the Buyer Filing Information, or (v) any transfer taxes related to the sale and issuance of the Shares to Buyer or the sale and transfer of the Fiber Ring Assets to the Company.

            (b)  Buyer hereby acknowledges and agrees that (except in the case of fraud or willful breach of covenant, in which case Buyer reserves any and all rights and remedies available to it) its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the Transactions shall be pursuant to the indemnification provisions set forth in this Section 10 and specific performance as contemplated by Section 11.13.

          10.2.    Limitations on Indemnification by the Company.    Notwithstanding the foregoing, the right of Buyer Indemnified Parties to indemnification under Section 10.1 shall be subject to the following provisions:

            (a)  No indemnification shall be payable pursuant to Section 10.1 above to any Buyer Indemnified Party, unless the total of all claims for indemnification pursuant to Section 10.1 shall exceed $150,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof, provided, however that in no event shall the Company's liability under Section 10.1 exceed $16,000,000; and

            (b)  No indemnification shall be payable to a Buyer Indemnified Party with respect to claims asserted pursuant to Section 10.1 after the first anniversary of the Closing Date (the "Indemnification Cut-Off Date"), other than claims asserted (i) pursuant to Sections 10.1(a)(ii), (a)(iii), (a)(iv) and (a)(v) which may be asserted at any time prior to the expiration of the statute of limitations, (ii) pursuant to Sections 2.5, 2.8, 2.19, 2.20, 2.21 and 2.24, which may be asserted at any time prior to six months after the expiration of the applicable statute of limitations, and (iii) with regard to the Assumed Liabilities or pursuant to Sections 2.2, 2.4(b), 2.4(c) and 2.4(d), which may be asserted at any time.

          10.3.    Indemnification by Buyer.

            (a)  Buyer agrees subsequent to the Closing to indemnify and hold the Company and its Subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually, a "Company Indemnified Party" and collectively, the "Company Indemnified Parties") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon (i) any breach of any representation, warranty or covenant made by Buyer in this Agreement or in any certificate delivered by Buyer hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants, (ii) any claim made by or with respect to any employee of Buyer who is identified as a Transferred Employee who resigns or is or was terminated by Buyer prior to the Closing Date or is on a leave of absence from Buyer and does not return to active service, (iii) any claim made by any employee of Buyer who is identified as a Transferred Employee or any former employee of Buyer for severance pay or other post-termination benefits by reason of the transactions contemplated by this Agreement, (iv) any Excluded Liabilities, or (v) any untrue or alleged untrue statement of a material fact contained in the Proxy Statement or any other report filed by the Company with the SEC in connection with consummating the Transactions or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading to the extent, but only to the extent that such untrue or alleged untrue statement or omission or alleged omission was made in reliance on, and in conformity with, the Buyer Filing Information.

            (b)  The Company hereby acknowledges and agrees that (except in the case of fraud or willful breach of any covenant, in which case the Company reserves any and all rights and remedies available to it) its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and the Transactions shall be pursuant to the indemnification provisions set forth in this Section 10.

          10.4.    Limitation on Indemnification by Buyer.    Notwithstanding the foregoing, the right of the Company Indemnified Parties to indemnification under Section 10.3 shall be subject to the following provisions:

            (a)  No indemnification pursuant to Section 10.3(a)(i) shall be payable to any Company Indemnified Parties, unless the total of all claims for indemnification pursuant to Section 10.3(a)(i) shall exceed $150,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof, provided, however that in no event shall Buyer's liability under Section 10.3 exceed $4,000,000; and

            (b)  No indemnification shall be payable to the Company Indemnified Party with respect to claims asserted pursuant to Section 10.3 above after the Indemnification Cut-Off Date other than claims described in Section 10.3(a)(ii), (a)(iii) and (a)(v) which may be asserted at any time prior to the expiration of the statute of limitations, and other than claims pursuant to Section 3.4 and claims asserted regarding the Excluded Liabilities which may be asserted at any time.

          10.5.    Notice; Defense of Claims.    An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within 20 days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within 20 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

        SECTION 11    MISCELLANEOUS.

          11.1.    Knowledge.    As used in this Agreement, the term "knowledge of the Company" mean the actual or constructive knowledge or awareness of any executive officer of the Company.

          11.2.    Fees and Expenses.    Except as set forth in Section 8.2, each of the parties will bear its own expenses in connection with the negotiation of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereunder and thereunder.

          11.3.    Governing Law.    This Agreement shall be construed under and governed by the internal laws of the state of Delaware without regard to its conflict of laws provisions.

          11.4.    Notices.    Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, if by hand delivery, upon receipt, if sent by nationally recognized overnight courier service, one day after deposit with such, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO BUYER:	CityNet Telecommunications, Inc. 8405 Colesville Road 6th Floor Silver Spring, Maryland 20910 Attention: General Counsel Facsimile: 301-608-8121
With a copy to:	McDermott, Will & Emery 50 Rockefeller Plaza New York, NY 10020 Attention: Mark Selinger Facsimile: 212-547-5444
TO COMPANY:	Universal Access Global Holdings Inc. 233 S. Wacker Drive, Suite 600 Chicago, IL 60606 Attention: Scott Fehlan Facsimile: 312-660-1290
With a copy to:	Shefsky & Froelich Ltd. 444 N. Michigan Avenue, Suite 2500

Chicago, IL 60611 Attention: Michael J. Choate Facsimile: 312-527-5921

        Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

          11.5.    Further Assurances.    The parties hereto from time to time after the Closing at the request of another party and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as the requesting party may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Shares and all rights thereto, and to fully implement the provisions of this Agreement and to consummate the Transactions.

          11.6.    Entire Agreement.    This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby including, without limitation, the Company SEC Reports and Draft Form 10-K, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

          11.7.    Assignability, Binding Effect.    This Agreement shall only be assignable by Buyer to a corporation or partnership controlling, controlled by or under common control with Buyer upon written notice to the Company. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

          11.8.    Captions and Gender.    The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

          11.9.    Execution in Counterparts.    For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

          11.10.    Amendments.    This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

          11.11.    Publicity and Disclosures.    No press releases or public disclosure, either written or oral, of the Transactions, shall be made by a party to this Agreement without the prior knowledge and written consent of Buyer and the Company. Buyer and the Company agree to jointly prepare a press release related to the Transactions, to be issued by both of them upon execution of this Agreement.

          11.12.    Consent to Jurisdiction; Waiver of Jury Trial.    Each of the parties hereby agrees that any dispute among them or any claim, suit or proceeding arising under this Agreement shall be brought before the federal or state courts sitting in Delaware, and hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of Delaware for such claim, suit or proceeding, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought.

          BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON, THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH OF BUYER AND THE COMPANY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

          11.13.    Specific Performance.    The parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by the Company and that money damages would be an inadequate remedy for such a breach. Accordingly, if there is a breach or proposed breach of any provision of this Agreement by the Company, and Buyer does not elect to terminate under Section 8, Buyer shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate equitable relief to restrain such breach without having to show or prove actual damage to Buyer.

        IN WITNESS WHEREOF the parties hereto have caused this Stock Purchase Agreement to be executed as of the date set forth above by their duly authorized representatives.

CITYNET TELECOMMUNICATIONS, INC.
By:	/s/ EMILIO PARDO
Name:	Emilio Pardo
Title:	Chief Executive Officer

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.
By:	/s/ LANCE B. BOXER
Name:	Lance B. Boxer
Title:	President and Chief Executive Officer

EXHIBIT D

REGISTRATION RIGHTS AGREEMENT

        AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the "Agreement") dated as of [                        ], 2003 by and among Universal Access Global Holdings Inc., a Delaware corporation (the "Company"), CityNet Telecommunications, Inc. (together with its successors and assigns, "CityNet") and each party that executes a Joinder Agreement in the form of Exhibit A hereto (each a "Joinder Party" and all Joinder Parties, together with CityNet, individually, for so long as it holds securities of the Company, a "Stockholder" and, collectively, the "Stockholders").

WITNESSETH

        WHEREAS, the Company and CityNet have entered into that certain Stock Purchase Agreement (the "Purchase Agreement"), dated as of March    , 2003, pursuant to which, among other things, which CityNet has agreed to purchase certain shares (the "Shares") of Common Stock (as defined below); and

        WHEREAS, as a condition to its purchase of the Shares, CityNet has required that the Company enter into this Agreement which grants the Stockholders certain rights to have their Registrable Shares (as defined below) registered under the United States Securities Act of 1933, as amended (the "Securities Act").

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        SECTION 12    DEFINITIONS.

        As used herein, each of the following terms shall have the meaning set forth or referred to below:

          "Affiliate" of any Person (hereinafter "first Person") shall mean (i) any other Person who, directly or indirectly, is in Control of, is Controlled by or is under common Control with such first Person; (ii) any Person who is a director or executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) of such first Person or any Person described in clause (i) above; or (iii) any Person who is an Immediate Family Member of any Person described in clause (ii) above.

          "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

          "Business Day" shall mean any day that is not a Saturday, Sunday or legal holiday on which banking institutions in the State of New York are authorized or obligated to close.

          "CityNet" shall have the meaning set forth in the first paragraph of this Agreement.

          "Common Stock" shall mean common shares (of any class or series), nominal value $0.01 per share, of the Company, and any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock.

          "Company" shall have the meaning set forth in the first paragraph of this Agreement.

          "Control" of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

          "Delay Period" shall have the meaning set forth in Section 2.1(d) of this Agreement.

          "Demand Notice" shall have the meaning set forth in Section 2.1(a) of this Agreement.

          "Demand Registration" shall have the meaning set forth in Section 2.1(a) of this Agreement.

          "Demanding Holders" shall have the meaning set forth in Section 2.1(a) of this Agreement.

          "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended.

          "Exempted Registration" shall have the meaning set forth in Section 2.2(a) of this Agreement.

          "Hold Back Period" shall have the meaning set forth in Section 2.3(a) of this Agreement.

          "Immediate Family Member" shall mean a Person's spouse, parent or lineal descendant (whether by blood or adoption) or a trust primarily for the benefit of any of the foregoing.

          "Inspectors" shall have the meaning set forth in Section 2.4(j) of this Agreement.

          "Interruption Period" shall have the meaning set forth in Section 2.4(k) of this Agreement.

          "Losses" shall have the meaning set forth in Section 3.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc., or any successor thereof.

          "Person" shall mean any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization whether or not a legal entity, and any government or agency or political subdivision thereof.

          "Piggyback Registration" shall have the meaning set forth in Section 2.2(a) of this Agreement.

          "Proposing Holders" shall have the meaning set forth in Section 2.2(b) of this Agreement.

          "Prospectus" shall mean the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Shares covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

          "Purchase Agreement" shall have the meaning set forth in the recitals of this Agreement.

          "Records" shall have the meaning set forth in Section 2.4(j) of this Agreement.

          "Registrable Shares" shall mean (i) any shares of Common Stock held by the Stockholder, including, but not limited to, any shares of Common Stock issued or issuable upon conversion of shares of preferred stock of the Company, (ii) any shares of Common Stock issuable to a Stockholder upon the exercise or conversion of any security or instrument granting such Stockholder the right to purchase shares of Common Stock, and (iii) any other securities issued and issuable with respect to any such shares described in clause (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, sale of assets or other reorganization (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Shares whenever such Person has the right to acquire or obtain from the Company any Registrable Shares, whether or not such acquisition has actually been effected), provided, however, that shares of Common Stock shall cease to be Registrable Shares at the time that (i) such shares have been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (ii) such shares have been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect to such shares are removed upon the consummation of such sale and the seller and purchaser of such shares shall have received an opinion of counsel for the Company, which shall be in form and content reasonably satisfactory to the seller and purchaser and their respective counsel, to the effect that such shares of Common Stock in the hands of the purchaser are freely transferable without restriction or registration under the Securities Act in any public or private transaction.

          "Registration" shall mean registration under the Securities Act of an offering of Registrable Shares pursuant to a Demand Registration or a Piggyback Registration.

          "Registration Statement" shall mean any registration statement of the Company under the Securities Act that covers any of the Registrable Shares pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including pre- and post-effective amendments), all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

          "SEC" shall mean the United States Securities and Exchange Commission, or any successor thereof.

          "Securities Act" shall have the meaning set forth in the recitals of this Agreement.

          "Shares" shall have the meaning set forth in the recitals to this Agreement.

          "Stockholder" and "Stockholders" shall have the meanings set forth in the first paragraph of this Agreement.

          "underwritten registration or underwritten offering" shall mean a registration under the Securities Act in which securities of the Company are sold to an underwriter for reoffering to the public.

          Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. The word "or" is not exclusive and the word "including" means "including without limitation." Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted in accordance with generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis.

        SECTION 13    REGISTRATION RIGHTS AND PROCEDURE.

          13.1.    Demand Registration.

            (a)  At any time, and from time to time, Stockholders holding not less than 25% of the Registrable Shares, shall have the right, by written notice (the "Demand Notice") given to the Company, to request the Company to register under and in accordance with the provisions of the Securities Act all or any portion of the Registrable Shares held by such Stockholders (the "Demanding Holders") the expected gross proceeds of which (based upon the price per share to be set forth in the Prospectus relating to such Registration) shall exceed $1 million, as designated by such Stockholders (a "Demand Registration"). Upon receipt of any such Demand Notice, the Company shall promptly, but in no event more than five Business Days after receipt thereof, notify each other Stockholder of the receipt of such Demand Notice and, subject to the limitations set forth below, shall include in the proposed registration all Registrable Shares with respect to which the Company has received a written request for inclusion therein within 15 Business Days after delivery of the Company's notice. In connection with any Demand Registration in which more than one Stockholder participates, in the event that such Demand Registration involves an underwritten offering and the managing underwriter or underwriters participating in such offering advise in writing the Stockholders participating in such offering that the total amount of securities to be included in such offering exceeds the amount that can be sold in (or during the time of) such offering without delaying or jeopardizing the success of such offering (including the price per share of the securities to be sold), then the total number or amount of securities to be included in such underwritten offering shall be reduced to a number deemed satisfactory by such managing underwriter or underwriters, provided, that the securities to be excluded shall be determined in the following sequence: (i) first, securities proposed by the Company to be sold for its own account and securities held by holders of securities of the Company other than Registrable Shares requesting and legally entitled to include such securities in such registration, on a pro rata basis (based upon the number or amount of securities requested (or proposed) to be registered by each such holder and the Company); (ii) second, securities held by holders of Registrable Shares other than Demanding Holders, on a pro rata basis (based upon the number of Registrable Shares beneficially held by each such holder); and (iii) third, securities held by Demanding Holders, on a pro rata basis (based upon the number of Registrable Shares beneficially held. The holders of Registrable Shares shall be entitled to an aggregate of three Demand Registrations on Form S-1 or Form S-2 (or any similar or successor forms thereto) and an unlimited number (but no more than one in any six month period) of Demand Registrations on Form S-3 (or any similar or successor forms thereto), to the extent the Company meets the requirement for the use thereof,) pursuant to this Section 2.1; provided, that any Demand Registration that (x) does not become effective, (y) is not maintained for the time period required in accordance with Section 2.1(c) hereof, or (z) pursuant to which the Demanding Holders do not register at least 51% of the Registrable Shares specified in a Demand Notice, shall not count as one of such Demand Registrations.

            (b)  The Company shall use its best efforts to qualify and remain qualified to register securities on Form S-3) (or any similar or successor forms thereto).

            (c)  Subject to Section 2.1(d), the Company shall file with the SEC, as soon as practicable, but in no event more than 45 days after the date on which the Company receives a Demand Notice given by Demanding Holders in accordance with Section 2.1(a) hereof, and the Company shall thereafter cause to be declared effective as promptly as practicable, a Registration Statement on the appropriate form for the registration and sale, in accordance with the intended method or methods of distribution, of the total number of Registrable Shares specified by the Demanding Holders in such Demand Notice together with any other Registrable Shares with respect to which the Company has received a written request for inclusion in accordance with Section 2.1(a) hereof, subject to reduction as set forth in Section 2.1(a) hereof.

            (d)  The Company shall use best efforts to keep each Registration Statement filed pursuant to this Section 2.1 continuously effective and usable for the resale of the Registrable Shares covered thereby for a period of 180 days from the date on which the SEC declares such Registration Statement effective, as such period may be extended pursuant to this Section 2.1, or if shorter, until all the Registrable Shares covered by such Registration Statement have been sold pursuant to such Registration Statement.

            (e)  The Company shall be entitled to postpone the filing of any Registration Statement otherwise required to be prepared and filed by the Company pursuant to this Section 2.1, or suspend the use of any effective Registration Statement under this Section 2.1, for a reasonable period of time which shall be as short as practicable, but in any event not in excess of 90 days (a "Delay Period"), if the Company determines in good faith that the registration and distribution of the Registrable Shares covered or to be covered by such Registration Statement would materially interfere with any pending or imminent material financing, acquisition, disposition or corporate reorganization or other material corporate development involving the Company or any of its subsidiaries or would require premature disclosure thereof and promptly gives the Demanding Holders written notice of such determination, containing a statement of the reasons for such postponement and an approximation of the period of the anticipated delay; provided, however, that (i) the aggregate number of days included in all Delay Periods during any consecutive 12 months shall not exceed the aggregate of (x) 90 days minus (y) the number of days occurring during all Hold Back Periods and Interruption Periods during such consecutive 12 months and (ii) a period of at least 60 days shall elapse between the termination of any Delay Period, Hold Back Period or Interruption Period and the commencement of the immediately succeeding Delay Period. If the Company shall so postpone the filing of a Registration Statement, the holders of Registrable Shares to be registered shall have the right to withdraw the request for registration by giving written notice to the Company within 30 days after receipt of the notice of postponement or, if earlier, the termination of such Delay Period. The time period for which the Company is required to maintain the effectiveness of any Registration Statement shall be extended by the aggregate number of days of all Delay Periods, all Hold Back Periods and all Interruption Periods occurring during such Registration. The Company shall not be entitled to initiate a Delay Period unless it shall (A) to the extent permitted by agreements with other securityholders of the Company, concurrently prohibit sales by such other securityholders under registration statements covering securities held by such other security holders and (B) in accordance with the Company's policies from time to time in effect, forbid purchases and sales in the open market by senior executives of the Company.

            (f)    The Demanding Holders may, at any time prior to the effective date of the Registration Statement relating to a Demand Registration, revoke such request by providing a written notice to the Company revoking such request. However, if such revocation is made after filing of a Registration Statement with the SEC, then, for all such revocations after the second such revocation, the registration will be deemed to have been completed for purposes of being counted against the quota of Demand Registrations to which the Demanding Holders are entitled pursuant to this Agreement.

            (g)  The Company shall not include any securities that are not Registrable Shares in any Registration Statement filed pursuant to this Section 2.1 without the prior written consent of Stockholders holding a majority of the Registrable Shares to be included in the offering covered by such Registration Statement.

          13.2.    Piggyback Registration.

            (a)  If at any time the Company proposes to file a registration statement under the Securities Act with respect to a public offering of Shares for its own account or for the account of any holder of Common Stock (other than a registration statement (i) on Form S-8 (or any similar or successor form thereto), (ii) filed solely in connection with a dividend reinvestment plan or employee benefit plan covering officers or directors of the Company or its Affiliates or (iii) on Form S-4 (or any similar or successor form thereto) in connection with a merger, acquisition, exchange offer or similar corporate transaction (each of the foregoing, an "Exempted Registration")), then the Company shall give written notice of such proposed filing to the Stockholders at least 30 days before the anticipated filing date. Such notice shall offer the Stockholders the opportunity to register such amount of Registrable Shares as they may request (a "Piggyback Registration"). Subject to Section 2.2(b) hereof, the Company shall include in each such Piggyback Registration all Registrable Shares with respect to which the Company has received written requests for inclusion therein within 20 days after such notice has been given to the Stockholders. Each Stockholder shall be permitted to withdraw all or any portion of the Registrable Shares of such Stockholder from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration.

            (b)  The Company shall permit the Stockholders to include all such Registrable Shares on the same terms and conditions as any similar securities, if any, of the Company included therein. Notwithstanding the foregoing, in the event that any Piggyback Registration involves an underwritten offering and the managing underwriter or underwriters participating in such offering advise in writing the Stockholders requesting registration that the total amount of securities requested to be included in such Piggyback Registration exceeds the amount which can be sold in (or during the time of) such offering without delaying or jeopardizing the success of the offering (including the price per share of the securities to be sold), then the amount of securities to be offered for the account of the Company and of any holder of securities (including the Stockholders) shall be reduced to a number deemed satisfactory by such managing underwriter or underwriters, provided, that the securities to be excluded shall be determined in the following sequence:

                (i)  in the event the offering was proposed by or for the account of holders of securities of the Company (the "Proposing Holders"): (A) first, securities proposed to be offered for the account of the Company; (B) second, securities requested to be registered by holders of securities of the Company other than the Proposing Holders or holders of Registrable Shares, on a pro rata basis (based upon the number of shares of Common Stock beneficially held by each such holder); (C) third, securities held by holders of Registrable Shares, on a pro rata basis (based upon the number of Registrable Shares beneficially held by each such holder); and (D) fourth, securities held by the Proposing Holders, on a pro rata basis (based upon the number or of shares of Common Stock beneficially held by each such holder); and

              (ii)  in the event the offering was proposed by or for the account of the Company: (A) first, securities held by holders of securities of the Company other than holders of Registrable Shares, on a pro rata basis (based upon the number of shares of Common Stock beneficially held by each such holder); (B) second, securities held by holders of Registrable Shares on a pro rata basis (based upon the number of Registrable Shares beneficially held by each such holder); and (C) third, securities proposed to be offered for the account of the Company.

            (c)  Nothing in this Agreement shall create any liability on the part of the Company to the Stockholders if the Company in its sole discretion should decide not to file a Registration Statement proposed to be filed pursuant to Section 2.2(a) hereof or to withdraw such Registration Statement subsequent to its filing, regardless of any action whatsoever that a Stockholder may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise.

          13.3.    Holdback Agreement.

            (a)  If (x) the Company shall file a Registration Statement (other than an Exempted Registration) with respect to an underwritten public offering of Common Stock or similar securities or securities convertible into, or exchangeable or exercisable for, such securities and (y) with reasonable prior notice, the managing underwriter or underwriters advise the Company in writing (in which case the Company shall notify the Stockholders with a copy of such underwriter's notice) that a sale or distribution of Registrable Shares would materially adversely affect such offering, then, to the extent not inconsistent with applicable law, unless such managing underwriter or underwriters otherwise agree, no Stockholder shall, directly or indirectly, sell, offer, contract or grant any option to sell (including, without limitation, in connection with any short sale), pledge, transfer (other than to Affiliates), establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any Registrable Shares held by it (except as part of such underwritten public offering) during the period beginning 7 days prior to the effective date of such Registration Statement and continuing until the earlier of (A) the abandonment of such offering and (B) 90 days (or such shorter period of time as is sufficient and appropriate in the opinion of the managing underwriter or underwriters in order to complete the sale and distribution of securities included in such registration) after the effective date of such Registration Statement (each such period, a "Hold Back Period"); provided, that no Stockholder shall be subject to the restrictions contained in this Section 2.3(a) unless each officer and director of the Company regardless of the number of shares of Common Stock then owned by such officer or director and each beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of at least 5% of the issued and outstanding shares of Common Stock also agree to be bound by such restrictions; and provided further, that the provision of this Section 2.3(a) shall not be applicable to any Stockholder that beneficially owns less than 3% of the outstanding Common Stock of the Company (assuming conversion of all convertible securities of the Company beneficially owned by such Stockholder) if such Stockholder is not at such time an Affiliate of the Company or any of its directors and does not at such time have the power (through operation of special voting rights, ownership of a class of securities or by agreement) to designate or select one or more members of the Board of Directors of the Company.

            (b)  If (x) the Company shall file a Registration Statement in connection with an underwritten offering made pursuant to a Demand Registration or that involves a Piggyback Registration (other than an Exempted Registration) with respect to an underwritten public offering of Common Stock and (y) with reasonable prior notice, the managing underwriter or underwriters advise the Company in writing (in which case the Company shall notify the Stockholders with a copy of such underwriter's notice) that a sale or distribution of securities of the Company would materially adversely affect such offering, then, to the extent not inconsistent with applicable law, unless such managing underwriter or underwriters otherwise agree, the Company shall not, directly or indirectly, sell, offer, contract or grant any option to sell (including, without limitation, in connection with any short sale), pledge, transfer (other than to Affiliates), establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any securities of the Company (except as part of such underwritten public offering) during the applicable Hold Back Period.

          13.4.    Registration Procedures.    In connection with the registration obligations of the Company pursuant to and in accordance with Sections 2.1 and 2.2 hereof (and subject to Sections 2.1 and 2.2 hereof), the Company shall use best efforts to effect such registration to permit the sale of Registrable Shares in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible (but subject to Sections 2.1 and 2.2 hereof):

            (a)  prepare and file with the SEC a Registration Statement for the sale of the Registrable Shares on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate, in accordance with the Demanding Holders' intended method or methods of distribution thereof, if applicable, and use best efforts to cause such Registration Statement to become effective and remain effective as provided herein;

            (b)  prepare and file with the SEC such amendments (including post-effective amendments) to such Registration Statement, and such supplements to the related Prospectus, as may be required by the applicable rules, regulations or instructions under the Securities Act during the applicable period, in accordance with the intended methods of disposition specified by the holders of the Registrable Shares covered by such Registration Statement, make generally available earnings statements satisfying the provisions of Section 11(a) of the Securities Act (provided that the Company shall be deemed to have complied with this clause if it has complied with Rule 158 under the Securities Act), and cause the related Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act, if necessary; provided, however, that before filing a Registration Statement or Prospectus, or any amendments or supplements thereto (other than reports required to be filed by it under the Exchange Act), the Company shall furnish to the holders of Registrable Shares covered by such Registration Statement and each counsel for such holders and each managing underwriter, if any, for review and comment, copies of all documents required to be filed;

            (c)  notify the holders of any Registrable Shares covered by such Registration Statement promptly and (if requested) confirm such notice in writing, (i) when a Registration Statement, Prospectus or Prospectus supplement or pre-effective or post-effective amendment thereto has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such Registration Statement or the related Prospectus or for additional information regarding such holders, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (v) at any time when a prospectus is required to be delivered under the Securities Act, of the happening of any event that requires the making of any changes in such Registration Statement, Prospectus or documents incorporated or deemed incorporated therein by reference so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

            (d)  use its best efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Registrable Shares for sale in any jurisdiction in the United States;

            (e)  furnish to the holder of any Registrable Shares covered by such Registration Statement, each counsel for such holders and each managing underwriter, if any, without charge, one conformed copy of such Registration Statement, as declared effective by the SEC, and of each post-effective amendment thereto, in each case including financial statements and schedules and all exhibits and reports incorporated or deemed to be incorporated therein by reference; and deliver, without charge, such number of copies of the preliminary prospectus, any amended preliminary prospectus, each final Prospectus and any post-effective amendment or supplement thereto, as such holder may reasonably request in order to facilitate the disposition of the Registrable Shares of such holder covered by such Registration Statement in conformity with the requirements of the Securities Act;

            (f)    prior to any public offering of Registrable Shares covered by such Registration Statement, use best efforts to register or qualify such Registrable Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as the holders of such Registrable Shares shall reasonably request in writing; provided, however, that the Company shall in no event be required to qualify generally to do business as a foreign corporation in any jurisdiction where it is not at the time so qualified or to execute or file a general consent to service of process in any such jurisdiction where it has not theretofore done so or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not then subject;

            (g)  upon the occurrence of any event contemplated by Section 2.4(c)(v) above, prepare a supplement or post-effective amendment to such Registration Statement or the related Prospectus or any document incorporated or deemed to be incorporated therein by reference and file any other required document so that, as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder (including upon the termination of any Delay Period), such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

            (h)  use its best efforts to cause all Registrable Shares covered by such Registration Statement to be listed on each securities exchange, if any, on which securities of the same class issued by the Company are then listed or quoted and, if no such securities are so listed, to be listed on a national securities exchange or the Nasdaq Stock Market and, if listed on the Nasdaq Stock Market, use its best efforts to secure designation of all such Registrable Shares covered by such Registration Statement as "NASDAQ Securities" within the meaning of Rules 11Aa2-1 and 11Aa3-1 promulgated under the Exchange Act or, failing that, to secure Nasdaq Stock Market authorization for such Registrable Shares and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Shares with the NASD;

            (i)    on or before the effective date of such Registration Statement, provide the transfer agent of the Company for the Registrable Shares with printed certificates for the Registrable Shares covered by such Registration Statement, which are in a form eligible for deposit with The Depository Trust Company;

            (j)    make available for inspection by any holder of Registrable Shares included in such Registration Statement, any underwriter participating in any offering pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the "Inspectors"), all financial and other records and other information, pertinent corporate documents and properties of any of the Company and its subsidiaries and Affiliates (collectively, the "Records"), as shall be reasonably necessary to enable them to exercise their due diligence responsibilities; provided, however, that the Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors in writing are confidential shall not be disclosed to any Inspector unless, upon the reasonable request of the Company, such Inspector signs a confidentiality agreement reasonably satisfactory to the Company (which confidentiality agreement shall permit the disclosure of such Records in the instances described in subclauses (i) and (ii) of this sentence) or either (i) the disclosure of such Records in such Registration Statement or the related Prospectus is necessary to avoid or correct a material misstatement in or material omission from such Registration Statement or Prospectus or (ii) the release of such Records, if such release is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; provided further, however, that (A) any decision regarding the disclosure of information pursuant to subclause (i) shall be made only after consultation with counsel for the applicable Inspectors and the Company and (B) with respect to any release of Records pursuant to subclause (ii), each holder of Registrable Shares agrees that it shall, promptly after learning that disclosure of such Records is sought in a court having jurisdiction, give notice to the Company so that the Company, at the Company's expense, may undertake appropriate action to prevent disclosure of such Records; and

            (k)  if such offering is an underwritten offering, enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other appropriate and reasonable actions requested by the managing underwriters or the holders of the Registrable Shares being sold in connection therewith) in order to expedite or facilitate the disposition of such Registrable Shares, and in such connection, (i) cause its counsel to provide opinions and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters and counsel to the holders of the Registrable Shares being sold), addressed to each holder of Registrable Shares covered by such Registration Statement and each of the underwriters as to the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and underwriters, (ii) cause its independent certified public accountants to provide "cold comfort" letters and updates thereof (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each selling holder of Registrable Shares covered by the Registration Statement (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with underwritten offerings and (iii) if requested and if an underwriting agreement is entered into, provide indemnification provisions and procedures reasonably requested by such underwriters. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder. The Company may require each holder of Registrable Shares covered by a Registration Statement to furnish such information in writing regarding such holder and such holder's intended method of disposition of such Registrable Shares as it may from time to time reasonably request in writing. If any such information is not furnished by a holder of Registrable Shares within a reasonable period of time after receipt of such request, the Company may exclude such holder's Registrable Shares from such Registration Statement. Each holder of Registrable Shares covered by a Registration Statement agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.4(c)(ii), 2.4 (c)(iii), 2.4 (c)(iv) or 2.4 (c)(v) hereof, that such holder shall forthwith discontinue disposition of any Registrable Shares covered by such Registration Statement or the related Prospectus until receipt of the copies of the supplement or amendment to such Prospectus or any document incorporated or deemed to be incorporated therein by reference, contemplated by Section 2.4 (g) hereof, or until such holder is advised in writing by the Company that the use of the applicable Prospectus may be resumed (such period during which disposition is discontinued being an "Interruption Period") and, if requested by the Company, the holder shall deliver to the Company (at the expense of the Company) all copies then in its possession, other than permanent file copies then in such holder's possession, of the Prospectus covering such Registrable Shares at the time of receipt of such request. Each holder of Registrable Shares covered by a Registration Statement further agrees not to utilize any material other than the applicable current preliminary prospectus or Prospectus in connection with the offering and/or sale of such Registrable Shares.

          13.5.    Registration Expenses.    Whether or not any Registration Statement is filed or becomes effective, the Company shall pay all costs, fees and expenses incident to the Company's performance of or compliance with this Agreement, including (i) all registration and filing fees, including NASD filing fees, (ii) all fees and expenses of compliance with securities or Blue Sky laws, including reasonable fees and disbursements of counsel in connection therewith, (iii) printing expenses (including expenses of printing certificates for Registrable Shares and of printing prospectuses if the printing of prospectuses is requested by the holders of the Registrable Shares being sold or the managing underwriter, if any), (iv) messenger, telephone and delivery expenses, (v) fees and disbursements of counsel for the Company, (vi) fees and disbursements of all independent certified public accountants of the Company (including expenses of any "cold comfort" letters required in connection with this Agreement) and all other persons retained by the Company in connection with such Registration Statement, (vii) reasonable fees and disbursements of one counsel for the holders of Registrable Shares included in such Registration, (viii) fees and disbursements of underwriters customarily paid by the issuers or sellers of securities and (ix) all other costs, fees and expenses incident to the Company's performance or compliance with this Agreement. Notwithstanding the foregoing, any discounts, commissions or brokers' fees or fees of similar securities industry professionals and any transfer taxes relating to the disposition of the Registrable Shares by a Stockholder, will be payable by such Stockholder and the Company will have no obligation to pay any such amounts.

          13.6.    Underwriting Requirements.

            (a)  Subject to Section 2.6(b) hereof, the Demanding Holders shall have the right, by written notice, to require that any Demand Registration provide for an underwritten offering.

            (b)  In the case of any underwritten offering pursuant to a Demand Registration, Demanding Holders (acting by decision of Demanding Holders holding not less than 51% of the shares requested by all Demanding Holders to be included in the applicable Registration Statement) shall select the institution or institutions that shall manage or lead such offering, which institution or institutions shall be reasonably satisfactory to the Company and to holders of a majority of the Registrable Shares to be included in such offering, other than the Demanding Holders. In the case of any underwritten offering pursuant to a Piggyback Registration in connection with a public offering of Shares for the account of the Company, the Company shall select the institution or institutions that shall manage or lead such offering. No holder of Registrable Shares shall be entitled to participate in an underwritten offering unless and until such holder has entered into an underwriting or other agreement with such institution or institutions for such offering in such form as the Company and such institution or institutions shall determine and such holder completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such agreements.

            (c)  Each holder of Registrable Shares participating in a Registration shall supply in writing such information as the Demanding Holders or the underwriters (or the Company as set forth in Section 2.4(k) hereof) reasonably request in writing.

          13.7.    Additional Registration Rights.

            (a)  As of the date hereof, the Company has no outstanding registration rights held by any of the holders of the Company's outstanding securities other than those as set forth on Schedule 2.7(a).

            (b)  The Company shall not, without the consent of the holders of at least 51% of the Registrable Shares, grant to any other Person any demand registration rights or any piggyback registration rights which have priority over or are otherwise inconsistent with the registration rights granted pursuant to this Agreement.

          13.8.    Transferability of Registration Rights.    The registration rights set forth in this Agreement are transferable to each transferee of Registrable Shares who receives any Registrable Shares, subject to compliance with any transfer restrictions contained in any agreement with the Company. Each subsequent holder of Registrable Shares must consent in writing to be bound by the terms and conditions of this Agreement in order to acquire the rights granted pursuant to this Agreement.

          13.9.    Blackout Rights.    Following the effective date of any registration statement filed pursuant to Article 2 of this Agreement, the Company shall be entitled, from time to time, to notify the Stockholders to discontinue offers or sales of shares pursuant to such registration statement for Registrable Shares for the period of time stated in the written notice (the "Blackout Notice"), if the Company determines, in its reasonable business judgment, that the disclosure required in connection with the offers and sales of the Registrable Shares could materially damage the Company's ability to successfully complete an acquisition, corporate reorganization, securities offering or other voluntary transaction undertaken by the Company (which information the Company would not be required to disclose at such time other than in connection with the Stockholders' registration statement) that is material to the Company. The time period for which the Stockholders must discontinue offers or sales of shares pursuant to a Blackout Notice shall be for any period the Company reasonably believes is necessary, and if, the Company is unable to determine the duration of such period at the time the Blackout Notice is issued, the Blackout Notice may state that the period extends "until the Stockholders are otherwise notified by the Company;" provided, that the Blackout Notice (together with all other Blackout Notices) may not exceed more than ninety (90) days within any 12-month period. The Blackout Notice shall be signed by an authorized officer of the Company and shall certify the Company's determination. The Stockholders agree that, upon receipt of a Blackout Notice, they shall discontinue offers or sales of Registrable Shares pursuant to any such registration statement for the period of time stated in the Blackout Notice.

        SECTION 14    INDEMNIFICATION.

          14.1.    Indemnification by the Company.    The Company shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by law, each holder of Registrable Shares whose Registrable Shares are covered by a Registration Statement or Prospectus, the shareholders, members, partners, officers, directors and agents and employees of each of them, each Person who controls each such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the shareholders, members, partners, officers, directors, agents and employees of each such controlling Person, to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgments, costs (including, without limitation, costs of investigation, preparation and reasonable attorneys' fees) and expenses (collectively, "Losses"), as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus or any amendment or supplement thereto, or any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstance under which they were made) not misleading, except insofar as the same are based upon (x) information furnished in writing to the Company by or on behalf of such holder expressly for use therein, or (y) such holder's failure to deliver a copy of the final Prospectus to the Persons asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to written confirmation of the Registrable Shares to such Person, if such holder was timely provided with a sufficient number of copies of such final Prospectus and such statement, omission or alleged omission was corrected in such final Prospectus.

          14.2.    Indemnification by Stockholders.    In connection with any Registration Statement in which a Stockholder is participating, such Stockholder shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by law, the Company, the other Stockholder, and their respective shareholders, members, partners, directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the shareholders, members, partners, directors, officers, agents or employees of such controlling Persons, from and against any and all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in such Registration Statement or the related Prospectus or any amendment or supplement thereto, or any preliminary prospectus, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstance under which they were made) not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement or omission or alleged omission is based upon any information furnished in writing by or on behalf of such Stockholder to the Company expressly for use in such Registration Statement or Prospectus. Each Stockholder's indemnity obligations under this Section 3 shall be limited to the total sales proceeds (net of all underwriting discounts and commissions) actually received by such Stockholder in connection with the applicable offering.

          14.3.    Conduct of Indemnification Proceedings.    If any Person shall be entitled to indemnity hereunder (hereinafter an "indemnified party"), such indemnified party shall give prompt notice to the party from which such indemnity is sought (hereinafter the "indemnifying party") of any claim or of the commencement of any proceeding with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been prejudiced by such delay or failure. The indemnifying party shall have the right, exercisable by giving written notice to an indemnified party promptly after the receipt of written notice from such indemnified party of such claim or proceeding, to assume, at the indemnifying party's expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such indemnified party; provided, however, that (i) an indemnified party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (1) the indemnifying party agrees to pay such fees and expenses; (2) the indemnifying party fails promptly to assume the defense of such claim or proceeding or fails to employ counsel reasonably satisfactory to such indemnified party; or (3) the named parties to any proceeding (including impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it that are inconsistent with those available to the indemnifying party or that a conflict of interest is likely to exist among such indemnified party and any other indemnified parties (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party); and (ii) subject to clause (i)(3) above, the indemnifying party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the indemnified parties, or for fees and expenses that are not reasonable. Whether or not such defense is assumed by the indemnifying party, such indemnified party shall not be subject to any liability for any settlement made without its consent. The indemnifying party shall not consent to entry of any judgment or enter into any settlement without the consent of the indemnified party unless (x) there is no finding or admission of any violation of any rights of any Person and no effect on any other claims that may be made against the indemnified party, (y) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (z) such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder.

          14.4.    Contribution.    If the indemnification provided for in this Section 3 is unavailable to an indemnified party in respect of any Losses (other than in accordance with its terms), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 3.4, an indemnifying party that is a Stockholder shall not be required to contribute any amount which is in excess of the amount by which the total proceeds (net of all underwriting discounts and commissions) received by such Stockholder from the sale of the Registrable Shares sold by such Stockholder in the applicable offering exceeds the amount of any damages that such indemnifying party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

        SECTION 15    MISCELLANEOUS

          15.1.    Rules 144 and 144A.    The Company will use best efforts to file any reports required to be filed by it under the Securities Act and the Exchange Act and will make and keep current public information regarding the Company available so as to enable holders of Registrable Shares to sell such Registrable Shares (i) without registration under the Securities Act within the limitation of the exemptions provided by (A) Rules 144 and 144A under the Securities Act, as each such Rule may be amended from time to time or (B) any similar rule or rules hereafter adopted by the SEC, so long as the exemptions provided for in such Rules would otherwise be available to such holders at such time and/or (ii) pursuant to a registration statement on Form S-3) (or any similar or successor forms thereto). Upon the request of any such holder, the Company will forthwith deliver to such holder a written statement as to whether it has complied with the reporting requirements of Rules 144 and 144A or whether it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (or any similar or successor forms thereto).

          15.2.    Termination.    This Agreement and the obligations of the Company and the Stockholders (other than Section 3 hereof) shall terminate on the first date on which no Registrable Shares remain outstanding.

          15.3.    Notices.    Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, if by hand delivery, upon receipt, if sent by nationally recognized overnight courier service, one day after deposit with such, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

      If to CityNet:

      CityNet Telecommunications, Inc.
      8405 Colesville Road
      6th Floor
      Silver Spring, Maryland 20910
      Attention: General Counsel
      Facsimile: 301-608-8121

      With a copy to:

      McDermott, Will & Emery
      50 Rockefeller Plaza
      New York, NY 10020
      Attention: Mark Selinger
      Facsimile: 212-547-5444

      If to the Company:

      Universal Access Global Holdings Inc.
      233 S. Wacker Drive, Suite 600
      Chicago, IL 60606
      Attention: Scott Fehlan
      Facsimile: 312-660-1290

      With a copy to:

      Shefsky & Froelich Ltd.
      444 N. Michigan Avenue, Suite 2500
      Chicago, IL 60611
      Attention: Michael J. Choate
      Facsimile: 312-527-5921

          If to a Stockholder other than CityNet, the address of such Stockholder in the records of the Company.

          Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representative.

          15.4.    Severability.    If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

          15.5.    Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, legal representatives, successors and assigns.

          15.6.    No Third Party Beneficiary.    The terms and provisions of this Agreement are intended solely for the benefit of each party hereto, their respective successors or assigns and any other holder of Registrable Shares, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Section 3.

          15.7.    Entire Agreement.    This Agreement is complete, reflects the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings between the parties hereto with respect to the subject matter hereof.

          15.8.    Amendments and Waivers.    Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of the holders of a majority of the Registrable Shares.

          15.9.    Captions and Gender.    The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

          15.10.    Execution in Counterparts.    For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

          15.11.    Specific Performance.    Each of the parties hereto acknowledge and agree that the other would be irreparably damaged in the event any of the provisions of this Agreement were not performed by the other in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to redress the breaches of this Agreement and to specifically enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which such party may be entitled at law or in equity.

          15.12.    Governing Law.    This Agreement shall be construed under and governed by the internal laws of the state of Delaware without regard to its conflict of laws provisions.

          15.13.    Consent to Jurisdiction; Waiver of Jury Trial.    Each of the parties hereby agrees that any dispute among them or any claim, suit or proceeding arising under this Agreement shall be brought before the federal or state courts sitting in Delaware, and hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of Delaware for such claim, suit or proceeding, or in the case of a third party claim subject to indemnification hereunder, in the court where such claim is brought.

          BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON, THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH OF THE PARTIES WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

          15.14.    Calculation of Time Periods.    Except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; provided, however, that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be timely performed or given if performed or given on the next succeeding Business Day.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date set forth above by their duly authorized representative.

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.
By:	Name: Title
CITYNET TELECOMMUNICATIONS, INC.
By:	Name: Title

EXHIBIT A

FORM OF JOINDER AGREEMENT

        AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the "Agreement"), dated as of [                        ,    ], 2003, is made by [INSERT JOINING PARTY](the "Joining Party").

RECITALS:

        WHEREAS, pursuant to that certain Registration Rights Agreement (the "RRA"), dated as of [            ,     ], 2003, a copy of which is attached hereto as Appendix 1, by and between Universal Access Global Holdings Inc. (the "Company"), CityNet Telecommunications, Inc. and each signatory to a Joinder Agreement in the form hereof, the Company has agreed to grant to the Stockholders certain rights to have their Registrable Shares registered under the Securities Act (capitalized terms used herein without definition shall have the meanings assigned to such terms in the RRA); and

        WHEREAS, the Joining Party wishes to purchase securities of the Company in accordance with the terms and conditions set forth in the RRA.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

          1.    Joinder to Registration Rights Agreement.    The Joining Party hereby joins in the RRA and agrees to be bound thereunder as if the Joining Party were an original party thereto.

          2.    Entire Agreement.    The Joining Party hereby acknowledges that this Agreement and the RRA embody the entire agreement and understanding of the Joining Party and the other parties to the RRA in respect of the subject matter contained herein or therein. There are no agreements, representatives, warranties or covenants other than those expressly set forth herein or therein. This Agreement and the RRA supersede all prior agreements and understandings between the parties hereto, whether written or oral, express or implied, with respect to such subject matter herein or therein.

          3.    Severability.    If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

          4.    Binding Effect.    This Agreement shall take effect as of the date and year first above written and shall be binding upon the parties hereto and shall be binding on their respective heirs, executors, administrators, personal representatives, successors and assigns, as the case may be. The parties hereto may not assign or transfer any of their rights or obligations under this Agreement.

          5.    Governing Law.    This Agreement shall be construed under and governed by the internal laws of the state of Delaware without regard to its conflict of laws provisions.

        IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date set forth above by its duly authorized representative.

[JOINING PARTY]
By:
Name: Title:

EXHIBIT E

STOCKHOLDERS' AGREEMENT

        STOCKHOLDERS' AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this "Agreement") dated as of [                ], 2003 by and among Universal Access Global Holdings Inc., a Delaware corporation (the "Company"), CityNet Telecommunications Inc., a Delaware corporation ("CityNet"), ICG Holdings, Inc., Communication Ventures III, L.P., Communication Ventures III CEO & Entrepreneurs' Fund, L.P., ComVen III, L.L.C., Robert Pommer, Patrick Shutt and each party that executes a Joinder Agreement in the form of Exhibit A hereto (other than the Company, each, individually and together with each of their respective successors and assigns, a "Stockholder" and collectively the "Stockholders" and other than the Company and CityNet, each, individually and together with each of their respective successors and assigns, an "Other Stockholder" and collectively the "Other Stockholders").

WITNESSETH

        WHEREAS, CityNet and Universal Access Global Holdings Inc., a Delaware corporation ("the Company"), are entering into a Stock Purchase Agreement (the "Purchase Agreement"), of even date herewith, pursuant to which CityNet will pay $16 million and transfer the Fiber Ring Assets to the Company in exchange for the Shares and the Company's assumption of the Assumed Liabilities. All terms not otherwise defined herein shall have the meanings given to them in the Purchase Agreement.

        WHEREAS, as a condition to the willingness of CityNet to enter into the Purchase Agreement, CityNet has required each of the Stockholders, and in order to induce CityNet to enter into the Purchase Agreement, each Stockholder has agreed, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

        SECTION 1.    DEFINITIONS

        As used herein, each of the following terms shall have the meaning set forth or referred to below:

          "Affiliate" of any Person (hereinafter "first Person") shall mean (i) any other Person who, directly or indirectly, is in Control of, is Controlled by or is under common Control with such first Person; (ii) any Person who is a director or executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act) of such first Person or any Person described in clause (i) above; or (iii) any Person who is an Immediate Family Member of any Person described in clause (ii) above.

          "Beneficially Own" shall mean with respect to any security to, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise have (i) voting power which includes the power to vote or to direct the voting of such security; and/or (ii)

  investment power which includes the power to dispose or to direct the disposition of such security.

          "Board" shall mean the board of directors of the Company.

          "Business Day" shall mean any day that is not a Saturday, Sunday or legal holiday on which banking institutions in the State of New York are authorized or obligated to close.

          "CityNet Holders" shall mean CityNet and its Permitted Transferees.

          "CityNet Termination Event" shall mean the time at which the CityNet Holders collectively Beneficially Own less than fifty percent (50%) of the Common Stock Beneficially Owned by CityNet on the date hereof (after adjustment to eliminate the effects of any stock splits, stock dividends, stock issuances/sales, dilutive transactions or other similar events). For purposes hereof, it is understood and agreed that the percentage of the total number of outstanding shares of Common Stock of the Company which is Beneficially Owned by CityNet shall have no bearing in determining whether a CityNet Termination Event has occurred.

          "Common Stock" shall mean common shares (of any class or series), nominal value $0.01 per share, of the Company, and any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock.

          "Control" of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

          "Exchange Act" shall mean the United States Securities Exchange Act of 1934, as amended.

          "Fully Diluted Outstanding" shall mean, at any date, all Common Stock outstanding at such date and all Common Stock issuable in respect of options or warrants to purchase, or securities convertible (directly or indirectly) into, Common Stock outstanding on such date, whether or not such options, warrants or other securities are presently convertible or exercisable.

          "Immediate Family Member" shall mean a Person's spouse, parent or lineal descendant (whether by blood or adoption) or a trust primarily for the benefit of any of the foregoing.

          "Majority CityNet Holders" shall mean holders of a majority of the Common Stock held by the CityNet Holders.

          "Other Stockholder Termination Event" shall mean the time at which the Other Stockholders and their Permitted Transferees collectively Beneficially Own less than fifty percent (50%) of the Common Stock Beneficially Owned by the Other Stockholders on the date hereof (after adjustment to eliminate the effects of any stock splits, stock dividends, stock issuances/sales, dilutive transactions or other similar events). For purposes hereof, it is understood and agreed that the percentage of the total number of outstanding shares of Common Stock of the Company which is Beneficially Owned by the Other Stockholders shall have no bearing in determining whether an Other Stockholder Termination Event has occurred.

          "Permitted Transferee" shall mean, as to a Stockholder, a Person who is (a) an Affiliate of such Stockholder, (b) a stockholder, member or limited partner of a Stockholder (an "Indirect Stockholder") or (c) a stockholder, member or limited partner of an Indirect Stockholder.

          "Person" shall mean any natural person, corporation, limited partnership, limited liability company, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization whether or not a legal entity, and any government or agency or political subdivision thereof.

          "SEC" shall mean the Securities and Exchange Commission or any successor agency thereto administering federal securities laws.

          "Securities" shall mean Common Stock and options, warrants and other rights to subscribe for, and securities convertible into or exchangeable or exercisable for, Common Stock. "Security" shall refer to the singular form of Securities.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

          "Transfer" shall mean any direct or indirect, voluntary or involuntary, sale, assignment, gift, pledge, encumbrance or other transfer (whether outright or conditional) of any Securities, and the terms "Transfers" and "Transferred" shall have meanings correlative to the foregoing.

          "Transferee" shall mean a Person to whom Securities have been Transferred.

          Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. The word "or" is not exclusive and the word "including" means "including without limitation."

        SECTION 2.    TRANSFERS OF SECURITIES

          2.1.    Lockup.    For a period of twelve (12) months following the date hereof, except as otherwise agreed to by the vote of a majority of the Board, no Stockholder shall Transfer any Securities, provided, however, that the restriction contained in this Section 2.1 shall not apply to (a) those Transfers set forth on Schedule B, annexed hereto, or (b) a Transfer to a Permitted Transferee of the Transferring Stockholders, in each case, only if the Transferee in respect of such Transfer executes a Joinder Agreement to this Agreement in the form attached hereto as Exhibit A, whereby it agrees to be bound by terms of this Agreement, including, without limitation, this Section 2.1. Nothing in this Section 2.1 shall create any obligation on the part of the Board, the Company or any other party to consent or agree to any Transfer of Securities, or other waiver of the provisions of this Agreement, such decision to be made in the sole discretion of such parties. Notwithstanding anything in this Section 2.1 to the contrary, in the event that the Board approves any Transfer of Securities by a CityNet Holder during the twelve-month lockup described above, subject to the fiduciary duties of the Board, each Other Stockholder shall be permitted to Transfer the equivalent percentage of Securities owned by such Other Stockholder as the percentage of Securities owned by such CityNet Holder represented by the Securities that were Transferred pursuant to such Board approval, provided that any Transfer by Other Stockholders pursuant to this sentence shall be on terms that are substantially the same (or more advantageous to the Transferring Other Stockholder) and for an equal or greater price, as the Transfer by a CityNet Holder giving rise to this right. The Board, in each case that a CityNet Holder Transfers Securities with approval of the Board pursuant to this Section 2.1, shall notify each of the Other Stockholders of such Transfer by a CityNet Holder during the twelve-month lockup period.

          2.2.    Restrictions on Transfer.    At all times when this Agreement is in effect with respect to the transferring Stockholder, no Stockholder shall Transfer any Securities to any Person other than (i) through a public sale of Securities or any sale permitted under Rule 144 promulgated under the Securities Act) or (ii) to a Transferee that executes a Joinder Agreement to this Agreement in the form attached hereto as Exhibit A.

          2.3.    Non-Compliant Transfers Void.    Any Transfer not in compliance with this Section 2 shall not be effective and shall not be recognized by the Company.

        SECTION 3.    ADDITIONAL OBLIGATIONS

          3.1.    Board of Directors.

            (a)  (i) The rights of the CityNet Holders under this Section 3.1 (including, without limitation, to designate directors, remove directors, consent to changes in the size of the Board and have representation on committees of the Board), but not their obligations hereunder, shall cease upon the occurrence of a CityNet Termination Event.

              (ii)  The rights of the Other Stockholders under this Section 3.1 (including, without limitation, to designate directors, remove directors and consent to changes in the size of the Board), but not their obligations hereunder, shall cease upon the occurrence of a Other Stockholder Termination Event.

            (b)  Unless otherwise agreed to by (x) the Majority CityNet Holders and (y) holders of a majority of the Common Stock held by the Other Stockholders, the Board of the Directors of Company shall consist of nine (9) members. The Stockholders hereby agree to take all actions reasonably necessary or desirable within their power (including, but not limited to, the voting of shares of Common Stock owned by them, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all reasonably necessary or desirable actions within its control (including, without limitation, calling special board and stockholder meetings), to effectuate and carry out the provisions of this Section 3.1.

            (c)  The CityNet Holders shall be entitled to designate five (5) members of the Board (the "CityNet Designees"), two (2) of whom shall be Class I Directors, two (2) of whom shall be Class II Directors and one (1) of whom shall be a Class III Director, as such terms are defined in the Bylaws of the Company, provided that at least two (2) of the CityNet Designees shall satisfy the criteria to be an "independent director" as defined by any applicable rules of the NASDAQ Stock Market (or the primary stock exchange on which the Common Stock is then listed, if any).

            (d)  The members of the Board who are not CityNet Designees (the "Company Designees") shall include such individuals so as to be in compliance with applicable law, regulation and rules of the NASDAQ Stock Market (or the primary stock exchange on which the Common Stock is then listed, if any).

            (e)  On the date hereof, the members of the Board shall consist of:

                (i)  [            ] and [            ] as CityNet Designees to be Class I Directors, [            ] and [            ] as CityNet Designees to be Class II Directors and [            ] as the CityNet Designee to be a Class III Director, of which [            and            ] each qualify as an "independent director" under the currently applicable NASDAQ definition; and

              (ii)  [            ] as a Company Designee to be a Class I Director, [            ]as a Company Designee to be a Class II Director and [            ]and [                        ] as Company Designees to be Class III Directors, all of whom qualify "independent directors" under the currently applicable NASDAQ definition.

            (f)    A CityNet Designee may only be removed from the Board upon the agreement of the Majority CityNet Holders. A Company Designee may only be removed from the Board upon the agreement of holders of a majority of the Common Stock held by the Other Stockholders.

            (g)  In the event that any vacancy is created on the Board by reason of the death, resignation or removal of any CityNet Designee, such vacancy shall be filled by a substitute director designated by the CityNet Holders. In the event that any vacancy is created on the Board by reason of the death, resignation or removal of any Company Designee, such vacancy shall be filled by a substitute director designated by holders of a majority of the Common Stock held by the Other Stockholders. Each of the Stockholders shall cause its designated directors to elect the person designated to fill any such vacancy.

            (h)  The Stockholders hereby agree to vote all of the voting securities of the Company owned by them for the election of the directors designated in accordance with Sections 3.1(c) and 3.1(d), for the removal of directors in accordance with Section 3.1(f) or to cause the directors then in office to elect replacements in the case of a vacancy in accordance with Section 3.1(g) and otherwise in accordance with this Section 3.1.

            (i)    Provided that one or more of the CityNet Designees meet the requirements (under applicable law, SEC rules and regulation and the rules of NASDAQ or the primary exchange on which the Common Stock is listed) to serve on any committee of the Board (including, without limitation, the audit committee, the nominating committee and the compensation committee), the CityNet Designees shall be entitled to representation on each such committee at least proportionate to their representation on the Board. On the date hereof, the audit committee shall consist of [            ,            and            ], the nominating committee shall consist of [            ,             and            ], and the compensation committee shall consist of [            ,            and            ].

          3.2.    Certain Restrictions.    No Stockholder shall grant any proxy, enter into or agree to be bound by any voting trust agreement or arrangement of any kind with respect to any voting Securities, or enter into any stockholder agreements or arrangement of any kind with respect to any Securities, any of which is inconsistent with the provisions of this Agreement, including, but not limited to, any agreement or arrangement with respect to the voting of voting securities of the Company, nor shall any Stockholder act as a member of a group or in concert with any other Person in connection with the acquisition of any Securities in any manner inconsistent with the provisions of this Agreement.

          3.3.    Directors' and Officers' Liability Insurance.    The Company shall maintain directors' and officers' liability insurance coverage in form, dollar limits and types of claims covered of at least equal to that of the directors' and officers' liability insurance currently maintained by the Company and from insurers having a "financial strength" rating from A.M. Best (or an equivalent rating agency) of A- or better.

        SECTION 4.    MISCELLANEOUS PROVISIONS

          4.1.    Term.    This Agreement shall take effect on the date of execution by each Stockholder and shall terminate on the occurrence of a CityNet Termination Event.

          4.2.    Specific Performance.    Each of the parties hereto acknowledges and agrees that the other would be irreparably damaged in the event any of the provisions of this Agreement were not performed by the other in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to redress the breaches of this Agreement and to specifically enforce the terms and provisions hereof in any action instituted in any court having jurisdiction, subject to Section 4.4, in addition to any other remedy to which such party may be entitled at law or in equity.

          4.3.    Severability.    If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

          4.4.    Governing Law; Jurisdiction.

  This Agreement shall be construed under and governed by the internal laws of the state of Delaware without regard to its conflict of laws provisions.

  Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction, of the federal and state courts sitting in the state of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein). Service of process upon any party hereto in any action, suit or proceeding arising in connection with this Agreement may be made anywhere in the world. Any such process or summons to be served upon any of the parties (at the option of the party bringing such action, proceeding or claim) may be served by transmitting a copy thereof, by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 4.6 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the party so served in any action, proceeding or claim. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

          4.5.    Assignment.    This Agreement shall be binding upon and inure to the benefit of the Company and each Stockholder; this Agreement does not create, and shall not be construed as creating, any rights enforceable by any other Person. If any involuntary Transferee acquires Securities in any manner, whether by operation of law or otherwise, such Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Securities, such Person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement.

          4.6.    Notices.    Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, if by hand delivery, upon receipt, if sent by nationally recognized overnight courier service, one day after deposit with such, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

    If to CityNet:

    CityNet Telecommunications, Inc.
    8405 Colesville Road
    6th Floor
    Silver Spring, Maryland 20910
    Attention: General Counsel
    Facsimile: 301-608-8121

    With a copy to:

    McDermott, Will & Emery
    50 Rockefeller Plaza
    New York, NY 10020
    Attention: Mark Selinger
    Facsimile: 212-547-5444

    If to the Company:

    Universal Access Global Holdings Inc.
    233 S. Wacker Drive, Suite 600
    Chicago, IL 60606
    Attention: Scott Fehlan
    Facsimile: 312-660-1290

    With a copy to:

    Shefsky & Froelich Ltd.
    444 N. Michigan Avenue, Suite 2500
    Chicago, IL 60611
    Attention: Michael J. Choate
    Facsimile: 312-527-5921

        If to an Other Stockholder, the address of such Stockholder in the records of the Company.

        Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representative.

          4.7.    Entire Agreement; Amendment.    This Agreement is complete, reflects the entire agreement of the parties with regard to its subject matter, supersedes all previous written or oral negotiations, commitments and writings between the parties hereto with respect to the subject matter hereof, if any, and, except as otherwise provided herein, may not be amended, supplemented or discharged except by an instrument in writing signed in any such case (a) by the Majority CityNet Holders and (b) by the holders of a majority of the Common Stock held by the Other Stockholders.

          4.8.    Waiver.    Any waiver by any party of a breach of any provisions of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be evidenced by a writing signed by the party against whom the waiver is sought to be enforced.

          4.9.    Captions and Gender.    The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

          4.10.    Execution in Counterparts.    For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

          4.11.    Expenses.    Each of the parties shall pay its own expenses in connection with the negotiation, execution and performance of the Agreement.

          4.12.    Effect of Headings.    The section headings herein are for convenience only and shall not affect the meaning or interpretation of this Agreement.

          4.13.    Inspection.    So long as this Agreement is in effect, this Agreement shall be made available for inspection by any holder of Common Stock at the Company's principal offices. The Company shall send a copy of this Agreement to any legitimately interested party without charge upon receipt of a written request therefor.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

CITYNET TELECOMMUNICATIONS INC.
By:

Name: Title:
UNIVERSAL ACCESS GLOBAL HOLDINGS INC.
By:

Name: Lance B. Boxer Title: President and Chief Executive Officer
ICG HOLDINGS, INC.
By:

Name: Title:
Number of shares of Common Stock held by such Stockholder:
[Address] [Address]
COMMUNICATIONS VENTURES III, L.P.
By:

Name: Title:
Number of shares of Common Stock held by such Stockholder:
[Address] [Address]

COMMUNICATIONS VENTURES III CEO & ENTREPRENEURS' FUND, L.P.
By:

Name: Title:
Number of shares of Common Stock held by such Stockholder:
[Address] [Address]
COMVEN III, L.L.C.
By:

Name: Title:
Number of shares of Common Stock held by such Stockholder: _______
[Address] [Address]
ROBERT J. POMMER, JR.
By:

Name:
Number of shares of Common Stock held by such Stockholder:
[Address] [Address]

PATRICK C. SHUTT
By:

Name:
Number of shares of Common Stock held by such Stockholder: _______
[Address] [Address]

EXHIBIT A

FORM OF JOINDER AGREEMENT

        AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, the "Agreement"), dated as of [                            ], 2003, is made by [INSERT JOINING PARTY] (the "Joining Party").

RECITALS:

        WHEREAS, pursuant to that certain Stockholders' Agreement (the "Stockholders' Agreement"), dated as of [                 ], 2003, a copy of which is attached hereto as Appendix 1, by and between Universal Access Global Holdings Inc. (the "Company"), CityNet Telecommunications, Inc., ICG Holdings, Inc., Communication Ventures III, L.P., Communication Ventures III CEO & Entrepreneurs' Fund, L.P., ComVen III, L.L.C., Robert Pommer, Patrick Shutt and each signatory to a Joinder Agreement in the form hereof, parties thereto have agreed, inter alia, to vote their voting securities in the Company in the manner set forth in Stockholders' Agreement; and

        WHEREAS, the Joining Party wishes to purchase securities of the Company in accordance with the terms and conditions set forth in the Stockholders' Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

          1.    Joinder to Stockholders' Agreement.    The Joining Party hereby joins in the Stockholders' Agreement and agrees to be bound thereunder as if the Joining Party were an original party thereto.

          2.    Entire Agreement.    The Joining Party hereby acknowledges that this Agreement and the Stockholders' Agreement embody the entire agreement and understanding of the Joining Party and the other parties to the Stockholders' Agreement in respect of the subject matter contained herein or therein. There are no agreements, representatives, warranties or covenants other than those expressly set forth herein or therein. This Agreement and the Stockholders' Agreement supersede all prior agreements and understandings between the parties hereto, whether written or oral, express or implied, with respect to such subject matter herein or therein.

          3.    Severability.    If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

          4.    Binding Effect.    This Agreement shall take effect as of the date and year first above written and shall be binding upon the parties hereto and shall be binding on their respective heirs, executors, administrators, personal representatives, successors and assigns, as the case may be. The parties hereto may not assign or transfer any of their rights or obligations under this Agreement.

          5.    Governing Law.    This Agreement shall be construed under and governed by the internal laws of the state of Delaware without regard to its conflict of laws provisions.

        IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date set forth above by its duly authorized representative.

[JOINING PARTY]
By:	Name: Title:

QuickLinks

  Exhibit 2.2